Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

First Foundation Inc.

a California corporation,

First Foundation Bank

a California State Chartered Bank and Wholly-Owned Subsidiary of FFI

and

Pacific Rim Bank

a Hawaii State Chartered Bank

November 25, 2014

(i)

(ii)

(iii)

EXHIBIT

Exhibit A	Form of PRB Shareholder Voting and Support Agreement

(iv)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of November 25, 2014 (this “Agreement”), by and among First Foundation Inc., a California corporation (“FFI”), First Foundation Bank, a California state-chartered bank (“FFB”) that is a wholly-owned subsidiary of FFI, and Pacific Rim Bank, a bank chartered under the laws of the state of Hawaii (“PRB”). Each of FFI, FFB and PRB shall sometimes be referred to in this Agreement as a “Party” and collectively as the “Parties”. Certain other terms with initial capital letters that are used or appear in this Agreement shall have the respective meanings given to such terms in Section 1 of this Agreement.

R E C I T A L S

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to consummate a strategic business combination through a statutory merger of PRB with and into FFB (the “Merger”), with FFB as the surviving bank in the Merger;

WHEREAS, the respective boards of directors of FFI, FFB and PRB have each determined that the Merger and the other transactions contemplated herein are consistent with, and will further, their respective business strategies and goals and are in the best interests of their respective companies and shareholders and, therefore, each of such boards of directors have approved and declared advisable this Agreement and the Merger;

WHEREAS, the Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the FFI Shares to be issued in connection with the Merger; and

WHEREAS, as an inducement for FFI and FFB to enter into this Agreement, the executive officers and directors and certain shareholders of PRB, as holders of PRB’s common stock (collectively, the “PRB Affiliated Shareholders”), have executed and delivered to FFI an agreement in the form of Exhibit A (the “PRB Voting Agreement”), providing that each such PRB Affiliated Shareholder (in his or her capacity as such) will, among other things, vote all of his or her PRB Shares for approval of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of each of the Parties that are set forth in this Agreement and intending to be legally bound hereby, the Parties hereto hereby covenant and agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

“401(K) Plan” means the PRB 401(k) Retirement Savings Plan.

“Acquisition Proposal” means any offer or proposal concerning, providing for or contemplating (a) any merger, consolidation, business combination, or similar transaction involving PRB or to which PRB will be a constituent party, (b) any sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of PRB representing 20% or more of the book value of the assets of PRB, (c) any reclassification or recapitalization of PRB’s capital stock, (d) any issuance, sale, or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) of securities (or options, warrants or other rights to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of PRB, other than pursuant to the exercise of the outstanding PRB Options set forth in Section 4.3(b) of the PRB Disclosure Schedule, (e) any transaction, including any tender offer, which, if consummated, would result in the acquisition by any Person of the beneficial ownership, or the right to acquire beneficial ownership, or any Group shall have been formed which beneficially owns or has or will have the right to acquire beneficial ownership, of 20% or more of the outstanding voting stock of PRB, or (f) any combination of the foregoing; provided, however, that term “Acquisition Proposal” shall not include the Merger or any proposals of the type or nature described above in this paragraph that is made by or received from FFI or FFB or any of their respective Affiliates.

“Action or Proceeding” shall mean any and all written demands, written charges, claims, complaints, actions, suits, investigations, hearings and other proceedings.

“Affiliate” or “affiliate” of a Person means any other Person or Group that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person and in the case of any Party hereto includes its directors, executive officers and any Person or group owning, beneficially or of record, securities of such Party representing 10% or more of the Party’s voting power.

“ALLL” means, with respect to each of FFB and PRB, its allowance for loan and lease losses, in each case determined in accordance with GAAP and any applicable bank regulatory requirements.

“Applicable Law” means any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the relevant Party or Parties or its or their respective properties or assets.

“Bank Merger Act” means the U.S. federal law governing mergers of federally insured depository institutions that is set forth in Section 18(c) of the Federal Deposit Insurance Act (“FDIA”) and 12 U.S.C. § 1828(c) of the United States Code, and the rules and regulations thereunder that are applicable to the Merger, as such Act and such rules and regulations are in effect on the date hereof and as may be amended hereafter.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as in effect on the date hereof, as the same may be amended hereafter.

“Beneficial Ownership” or “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, contract, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof of PRB or any ERISA Affiliate), under which a Party, its Subsidiaries or any of their ERISA Affiliates has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” means any day other than Saturday, Sunday, any federal holiday and any other day on which commercial banks doing business in the state of California or state of Hawaii are authorized to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“CFC” means the California Financial Code” as in effect on the date hereof and as may be amended from time to time hereafter.

“Change of Control Arrangements” means all plans, contracts, programs, agreements, policies and other arrangements (whether written or unwritten) providing for any Change in Control Benefits.

“Change in Control Benefits” means: (i) any material payment (including, without limitation, any severance, unemployment compensation, parachute payment) to, (ii) any material increase in the cash or equity compensation or other benefits otherwise payable to, or (iii) the acceleration of the time of payment or vesting of any cash or equity compensation or any other material benefits of, any of the current or former directors, officers, employees or consultants of a Party or any of its Subsidiaries on or by reason of the execution and delivery of any agreement providing for or the consummation of any transaction or series of related transactions with any Person, including the transactions contemplated hereby, that would result in (A) the Persons who were the holders of all of the outstanding voting shares of a Party, or of any of its material Subsidiaries, immediately prior to the consummation of such transaction, ceasing to own at least fifty-one percent (51%) of the shares of voting stock of such Party or of such Subsidiary (as the case may be), or (B) all or substantially all of the assets of a Party or any such Subsidiary thereof being sold or otherwise transferred to another Person (other than a Person that, immediately prior to the consummation of such sale or other transfer of assets, was an Affiliate of such Party).

“CGCL” means the California General Corporation Law, as in effect on the date hereof and as may be amended hereafter.

“Code” shall have the meaning given to it in the Recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. 2901 et seq.), as in effect on the date hereof and as may be amended hereafter.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, and executory commitments (written or oral) to which a Person is a party or to which any of its assets are subject.

“Control” or “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“DBO” means the California Department of Business Oversight which regulates commercial banks and other financial institutions chartered under the CFC (as defined above).

“Derivative Transaction” means a transaction involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Balance Sheet of PRB or FFI, as applicable, and is a derivatives contract.

“Dissenting Shares” has the meaning set forth in Section 3.8 hereof.

“Effective Time” shall have the meaning given to such term in Section 2.2

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as in effect on the date hereof and as may be amended hereafter.

“Equity Interest” means any share, capital stock, partnership, membership, ownership or similar interest in any corporation, limited liability company, partnership (general or limited), association, joint venture or other entity, and any option, warrant, right or other security (including any debt security) that is convertible, exchangeable or exercisable therefor.

“Equity Securities” of a Person (including any of the Parties) means and includes, without limitation (i) any shares of such Person’s capital stock, (ii) any securities (including debt securities) that are convertible or exchangeable or exercisable for any shares of such Person’s capital stock, and (iii) any options, warrants or other rights of any kind or nature (written or oral, contractual or other and whether fixed or contingent) entitling the holder thereof to purchase or otherwise acquire any shares of such Person’s capital stock or any such convertible or exchangeable securities, or any other Equity Interest (including, without limitation, any such interest represented by contract right) in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than PRB that together with PRB, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Computershare or such other bank, depository, trust or other company as may be mutually agreed upon by the Parties.

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as in effect on the date hereof and as may be amended hereafter.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFI Common Stock” and “FFI Shares” mean shares of voting common stock of FFI, par value $0.001 per share.

“FFI Consolidated Financial Statements” means (i) the balance sheets of FFI and its consolidated Subsidiaries as of December 31, 2013 and 2012 and the related statements of operations, comprehensive income (loss), cash flows and shareholders’ equity for each of the fiscal years ended December 31, 2013, 2012 and 2011 of FFI and its consolidated Subsidiaries, accompanied by the audit reports thereon of FFI’s independent public accountants, and (ii) FFI’s unaudited balance sheets as of September 30, 2014 (which is sometimes referred to herein as the “FFI 2014 Balance Sheet”) and as of September 30, 2013 and the related unaudited statements of operations, comprehensive income (loss), cash flows and shareholders’ equity of FFI and its consolidated Subsidiaries for the respective three month periods then ended.

“FFI License” means any permit, authorization, license, certificate, approval and/or clearance of any Governmental Entity necessary for FFI and each of its Subsidiaries to own, lease and operate its respective properties or to carry on their respective businesses as currently conducted or are proposed as of the date hereof, to be conducted in the future.

“FFI Shareholders” means individually a record holder and collectively all of the record holders of FFI Shares.

“FRB” or “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles as applied in the United States.

“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as in effect on the date hereof and as may be amended from time to time hereafter.

“Government Approvals” shall mean, as and to the extent applicable, (i) the approval of the Merger by the DBO, the FDIC, the FRB and the HDFI, and (ii) all other consents, approvals, authorizations, permits or orders of any Governmental Entities that are required by Applicable Law to be obtained to permit the Parties to consummate the Merger on the terms set forth herein, including those that may be required under the Securities Act, applicable Blue Sky Laws, and any other consents, approvals, authorizations or permits from Governmental Entities that may be required under the CGCL, the CFC or the HFC.

“Governmental Authority” or “Governmental Entity” means any domestic or foreign governmental, administrative, judicial or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Group” or “group” shall have the meaning given to such terms in Section 13(d) of the Exchange Act or the rules and regulations thereunder, except where the context in which such term is used clearly indicates a different meaning is intended.

“HBCA” means the Hawaii Business Corporation Act as in effect on the date hereof and as may be amended during the period beginning immediately after the date hereof and ending at the Effective Time.

“HDFI” means the Hawaii Division of Financial Institutions or any Government Authority that becomes a successor thereto at or prior to the Effective Date.

“HFC” means the Hawaii Code of Financial Institutions as in effect on the date hereof and as may be amended during the period beginning immediately after the date hereof and ending at the Effective Time.

“Hazardous Materials” means any substance in concentration that is (a) listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (c) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law or which is the subject of regulatory action by any Governmental entity in connection with any Environmental Law.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “knowledge” of any Person who is an individual means such person’s actual knowledge after reasonable inquiry, and for any Person that is not an individual means, with respect to any specific matter, the actual knowledge of one or more such Person’s executive officers and any other officer having primary responsibility for such matter, after reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Liabilities” or “liabilities” each means and includes (i) any direct or indirect liability, indebtedness, obligation, financial commitment, accrued expense, or claim, or any deficiency required, in accordance with GAAP, to be recorded in the balance sheet of a Party or in the footnotes thereto, in each case whether such liabilities, indebtedness obligation is known or unknown, accrued, absolute, contingent, matured, or unmatured, or (ii) any guaranty by a Party hereto of any obligations (monetary or other) of another person, other than a guaranty by a parent entity of the obligations of any of its consolidated Subsidiaries or by a consolidated Subsidiary of its parent’s obligations, so long as the obligation underlying such guaranty is included in the balance sheet of the parent or consolidated Subsidiary.

“Lien” means any mortgage, option, hypothecation, pledge, security interest, encumbrance, equitable interest, claim, lien or charge, any conditional sale or other title retention agreement in the nature thereof or any material restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) of any asset or property, any sale of receivables with recourse or any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any agreement to grant, create, effect, enter into or file any of the foregoing.

“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, in each case required to be reflected in the PRB Financial Statements or the FFI Consolidated Financial Statements pursuant to applicable regulatory principles or GAAP, provided, that such term shall not include loans held for sale unless the context in which the term “loans” is used clearly indicates otherwise.

“Losses” shall mean any and all injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, assessments, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses and out-of-pocket expenses and costs, including court costs and the reasonable fees and disbursements of attorneys, accountants and experts, whether arising out of any Action or Proceeding or out of any facts, events, acts or omissions or any circumstances the existence or occurrence of which constitutes or gives rise to a breach of any representation or warranty of a Party contained in this Agreement (including the Exhibits, the PRB Disclosure Schedule, the FFI Disclosure Schedule and the other documents delivered pursuant hereto) or a breach of any of its covenants contained herein.

“Material Adverse Effect” means, when used in connection with any Party hereto or any of its material Subsidiaries, any change, effect or circumstance that:

(a) has or could reasonably be expected to have a material adverse effect on, or result in a material adverse change in, the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (i) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general in the banking industry and markets in which such Party conducts its businesses, except to the extent such changes materially and disproportionately affect, in an adverse manner, such Party and its Subsidiaries considered as a whole; (ii) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Entities; (iii) items expressly disclosed in such Party’s Disclosure Schedules; (iv) the announcement or pendency of the Merger; (v) any action taken by PRB with FFI’s express written consent or any action taken by PRB that PRB was required to take pursuant to the terms of this Agreement (other than those actions that PRB is required to take pursuant to the first sentence of Section 6.1 hereof); (vi) any action taken by FFI or FFB with PRB’s express written consent or any action taken by FFI or FFB that such Party was required to take pursuant to the terms of this Agreement (other than those actions that FFI is required to take pursuant to the first sentence of Section 6.1 hereof); (vii) the engagement by the United States in major hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any terrorist attack upon or within the United States or any of its territories or possessions; and (viii) any failure, in and of itself, by a Party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (viii), the facts, events or circumstances giving rise or contributing to such failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any of clauses (i) through (vii) of this definition); or

(b) prevents a Party from consummating the Merger or consummating any of the other material transactions contemplated by this Agreement or performing any of such Party’s obligations under this Agreement the nonperformance of which would entitle either of the Parties to terminate this Agreement pursuant to Section 12.1 hereof or that delays the consummation of the Merger beyond the Termination Date (as defined in Section 12.1) or materially impairs the ability of a Party hereto to consummate the Merger or any of the other material transactions contemplated by this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Other Real Estate Owned” or “OREO” means real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate;” “other real estate owned;” “in substance foreclosure;” “in substance repossession;” foreclosed real estate; and real estate acquired for debts previously contracted.

“Party” has the meaning ascribed to such term in the Preamble of this Agreement.

“Permitted Liens” means (i) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business of a Party, (ii) Liens for Taxes, assessments and other similar governmental charges or statutory Liens that are not yet due and payable,

(iii) pledges of assets by a Party in the ordinary course of business, including to secure public deposits or borrowings, (iv) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or other Liens that do not, individually or in the aggregate, materially affect the value of the property subject thereto (as carried on the consolidated balance sheet of the Party) and do not materially impair the use of the property subject thereto as presently used and Liens on those properties which would not, individually or in the aggregate, have a Material Adverse Effect on such Party, and (v) Liens imposed by Blue Sky Laws or federal securities Laws and (vi) Liens in favor of the Federal Reserve Bank of San Francisco or the Federal Home Loan Bank of Seattle.

“Person” or “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or any group (as defined above).

“PRB Articles” means the Articles of Incorporation of PRB as in effect on the date hereof and as may be amended, with the prior approval of FFI, at any time between the date hereof and the Effective Time (inclusive).

“PRB Bylaws” means the Bylaws of PRB as in effect on the date hereof and as may be amended, with the prior approval of FFI, at any time between the date hereof and the Effective Time (inclusive).

“PRB Common Stock” and “PRB Shares” each means shares of voting common stock of PRB, without par value.

“PRB Financial Statements” means (i) the balance sheets dated December 31, 2012 and 2013 and the related statements of operations, comprehensive income (loss), cash flows and shareholders’ equity for each of the fiscal years ended December 31, 2013, 2012 and 2011, of PRB, accompanied by the audit reports thereon of PRB’s independent public accountants, and (ii) unaudited balance sheets of PRB as of September 30, 2014 (which is sometimes referred to herein as the “PRB June 2014 Balance Sheet”) and September 30, 2013 and the related unaudited statements of operations, comprehensive income (loss), cash flows and shareholders’ equity of PRB for the three months ended June 30, 2014 and June 30, 2013.

“PRB Material Contracts” means and includes any Contract that (a) obligates PRB to make payments of more than $50,000 annually or of more than $100,000 over its remaining term, (b) obligates PRB to sell or issue any PRB Shares or any other shares of capital stock or other Equity Interests (other than pursuant to any PRB Options or PRB Warrants outstanding on the date hereof), or (c) imposes any non-competition, non-solicitation or similar covenants on PRB or any material restriction on the conduct of PRB’s business, or (d) the termination of which would reasonably be expected to have a Material Adverse Effect on PRB, provided, however, that PRB Material Contracts do not include deposits in the ordinary course of PRB’s business and any Contract that is terminable by PRB without cause on no more than 30 days’ prior notice and without penalty or payment or imposition of any burdensome conditions.

“PRB Optionee” or “PRB Option Holder” means any holder of one or more PRB Options. Set forth in Section 4.3(b) of the PRB Disclosure Schedule is a list of the PRB Option Holders, the exercise prices of their PRB Options and the number of PRB Shares into which each of their PRB Options is exercisable or convertible or for which such PRB Options are exchangeable, in each case as of the date of this Agreement.

“PRB Option Plan” means PRB’s 2006 Stock Option Plan as in effect on the date hereof.

“PRB Options” means all options granted under the PRB Option Plan and outstanding immediately prior to the Effective Time, which entitle the holders thereof to purchase or otherwise acquire any PRB Shares or any securities that are convertible or exercisable into or exchangeable for PRB Shares.

“PRB Securityholders” means, collectively, the PRB Shareholders, the PRB Option Holders and the PRB Warrant Holders.

“PRB Shareholders” means individually a record holder and collectively all of the record holders of PRB Shares.

“PRB Shareholder Approval” means the approval of the principal terms of this Agreement and the Merger and the other transactions contemplated hereby by the affirmative vote required for such approval under PRB’s Articles and Bylaws and Applicable Law.

“PRB Warrants” means all warrants issued by PRB and outstanding immediately prior to the Effective Time, which entitle the holders thereof to purchase or otherwise acquire any PRB Shares.

“PRB Warrant Holder” means any holder of any PRB Warrant. Set forth in Section 4.3(b) of the PRB Disclosure Schedule is a list of the PRB Warrant Holders, the exercise prices of their PRB Warrants and the number of PRB Shares into which each of their PRB Warrants is exercisable or convertible or for which such PRB Warrants are exchangeable, in each case as of the date of this Agreement.

“Proxy Statement/Offering Circular” means the proxy statement/offering circular to be sent to PRB’s Shareholders in connection with the meeting thereof, to be held as provided in Section 6.3 hereof, at which the PRB Shareholders will consider and vote on the approval of the principal terms of this Agreement and the Merger and the other transactions contemplated hereby, as such proxy statement/offering circular may be amended or supplemented from time to time prior to such meeting.

“Public Announcement 8-K” means the Current Report on Form 8-K that is filed by FFI with the SEC to publicly report, for the first time, the entry by the Parties into this Agreement and containing a copy of this Agreement as an exhibit thereto.

“Representatives” shall mean the directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives of a Party or any other Person, or any Subsidiaries of any Party or any other Person.

“Returns” means all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns required to be prepared or filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Severance Arrangements” means all agreements, plans, contracts, programs, arrangements and policies (whether written or unwritten) of a Party that provide for the payment or continuation of compensation or benefits to any of the current or former directors, officers or employees of or consultants to a Party or any of its Subsidiaries on or by reason of, or following, a termination of employment or cessation of service of such director, officer, employee or consultant with a Party or any of its Subsidiaries.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide unsolicited written offer or proposal made by any Person, other than FFI or FFB, which involves, contemplates or relates to: (i) a sale, lease, exchange, transfer or other disposition of more than 50% of the book value of the assets of PRB in a single transaction or a series of related transactions, or (ii) the acquisition, directly or indirectly, by any Person, other than FFI or FFB, of beneficial ownership of 50% or more of the voting stock of PRB, whether to be effectuated by purchase or a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction, which is (x) on terms which the PRB Board in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable, from a financial standpoint, to PRB’s Shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (y) is, in the good faith judgment of the PRB Board, reasonably likely to be completed materially on the terms proposed, taking into account the financial resources of the Person making any such offer or proposal and the various legal, financial and regulatory aspects of such offer or proposal.

“Taxes” means (i) all taxes (whether federal, state, local or foreign), however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), alternative or add-on minimum taxes, estimated taxes, payroll and employee withholding taxes, back up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, self-dealing or prohibited transactions taxes, customs, duties, capital stock taxes, and other obligations of the same or of a similar nature to any of the foregoing, whether disputed or not; and (ii) any liability for any Taxes, as described in clause (i) of this paragraph, that have arisen or may arise under any agreements, contracts or arrangements as a successor or as may be imposed by law under Treasury Regulation Section 1.1502-6 or any similar provision of federal, state or local law.

“Termination Fee” shall have the meaning given to such term in Section 12.2 hereof.

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107 56), as in effect on the date hereof and as may be amended hereafter.

Section 1.2 Other Defined Terms. Other terms are defined elsewhere in this Agreement.

Section 1.3 Rules of Construction. This Agreement is the result of arms’-length negotiations among the Parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a Party because such Party or its legal counsel was the draftsman of that provision or any portion thereof. Unless the context in which such terms are used clearly and unambiguously indicates otherwise, (i) the term “or” shall not be exclusive, (ii) the term “including” shall not be limiting, but shall mean either “including but not limited to” or “including without limitation” and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The phrase “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date of this Agreement. The Recitals to this Agreement are an integral part of this Agreement and shall be given full effect in connection with the interpretation and construction of this Agreement. Words and phrases defined in the plural shall also be used in the singular and vice versa and shall be construed in the plural or singular as appropriate and apparent in the context used. Words used herein, regardless of the gender specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Unless otherwise specifically provided herein, accounting terms shall be given and assigned their usual meanings and effects as defined or used under GAAP.

ARTICLE II

The Merger

Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver in writing of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Bank Merger Act, the CGCL, the CFC, the HBCA and the HFC, at the Effective Time PRB will be merged with and into FFB. As a result of and at the Effective Time of the Merger, the separate corporate existence of PRB shall cease and FFB shall continue as the surviving Party in the Merger (sometimes referred to as the “Surviving Party”).

Section 2.2 Closing and Effectiveness of the Merger. The consummation of the Merger (the “Closing”) shall take place on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Articles IX, X and XI (excluding conditions that, by their nature, cannot be satisfied until, but will be satisfied or waived as of, the Closing Date, but subject to the satisfaction or waiver of those conditions), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the Parties hereto shall cause the Merger to be consummated by (i) filing with the California Secretary of State of an agreement of merger containing the information required by Section 1101 of the CGCL (the “Agreement of Merger”), duly executed by the Parties and bearing the certification of the DBO, together with the officers’ certificates as prescribed by Section 1103 of the CGCL, (ii) filing with the DBO a filed copy of the Agreement of Merger certified by the California Secretary of State and (iii) filing with the Hawaii Director of Commerce and Consumer Affairs (the “DCCA”) of duly executed Articles of Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the HFC or the HBCA, as applicable (the “Articles of Merger”), accompanied by any certifications or other documents required by the applicable provisions of the HFC or the HBCA. Subject to the filing of the Agreement of Merger and officers’ certificates with the California Secretary of State and the DBO and the Articles of Merger with the Hawaii Director of Commerce and Consumer Affairs, the Merger shall become effective on the date and at the time that the Agreement of Merger and officer’s certificates have been duly filed with the DBO pursuant to Section 4887(b) of the CFC and the Articles of Merger have been duly filed with the DCCA (the date, and time on that date of the later to be filed of such filings, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the Bank Merger Act, the CGCL, the CFC and the HFC. Without limiting the generality of the foregoing, at the Effective Time, except as may otherwise be provided elsewhere in this Agreement, all the property, rights, privileges, powers and franchises of FFB and PRB shall vest in FFB as the Surviving Party, and all debts, liabilities and duties of FFB and PRB shall become the debts, liabilities and duties of FFB as the Surviving Party.

Section 2.4 Charter and Bylaws and Name of Surviving Party. At the Effective Time, the articles of incorporation and bylaws of the Surviving Party shall be the articles of incorporation and bylaws of FFB as they exist immediately prior to the Effective Time, and the name of the Surviving Party shall be “First Foundation Bank”, in each case until thereafter changed or amended as provided therein or pursuant to Applicable Law.

Section 2.5 Directors and Officers of Surviving Party. At the Effective Time: (i) the initial directors of the Surviving Party shall be the persons who are directors of FFB immediately prior to the Effective Time; and (ii) the initial officers of the Surviving Party shall be the persons who are the officers of FFB immediately prior to the Effective Time. Each of such directors and officers shall hold their respective offices with the Surviving Party in accordance with the Surviving Party’s Articles of Incorporation and Bylaws and, in the case of such officers of FFB, any employment agreements in existence immediately prior to the Effective Time between any such officers and FFB

Section 2.6 Street Address of Principal Place of Business of Surviving Party in Hawaii. Immediately following the Effective Time, the street address of the Surviving Party principal place of business in Hawaii will be Two Waterfront Plaza, 500 Ala Moana Blvd., #2A, Honolulu, HI 96813.

Section 2.7 FFI Advisory Board Members. As soon as practicable following the Effective Time, and subject to any Applicable Laws, FFI will establish an advisory board in the state of Hawaii the initial members of which are named on Section 2.6 of the Disclosure Schedule to this Agreement.

ARTICLE III

Consideration and Exchange Ratio; Conversion of Securities; Exchange of Certificates

Section 3.1 Exchange Ratio. For purposes of this Agreement, the term “Exchange Ratio” means 0.3950 of a share of FFI common stock.

Section 3.2 Conversion of PRB Securities into FFI Shares. At the Effective Time, by virtue of the Merger and without any action on the part of FFI, FFB or PRB, or the holders of any of the following securities:

(a) Except for Dissenting PRB Shares and subject to the other provisions of this Article III, each PRB Share issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, be converted into the right to receive a number of FFI Shares equal to the Exchange Ratio.

(b) At the Effective Time, all of the PRB Shares that were issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall cease to exist, and each certificate previously representing any such PRB Shares shall, from and after the Effective Time, represent solely the right to receive a number of FFI Shares equal to the product of the number of PRB Shares represented by that certificate and the Exchange Ratio or the right to receive the appraisal amount under Part 14 of Chapter 414 of the HBCA, as applicable.

(c) FFB Outstanding Capital Stock. Each share of FFB capital stock outstanding immediately prior to the Effective Date shall remain an outstanding share of FFB capital stock, shall at the Effective Time be owned, beneficially and of record by FFI, and will not be converted as a result of or otherwise affected by the Merger.

(d) FFI Capital Stock. Each share of FFI capital stock outstanding immediately prior to the Effective Date shall remain an outstanding share of FFI capital stock and will not be converted as a result of or otherwise affected by the Merger.

Section 3.3 Change in FFI Shares. If between the date of this Agreement and the Effective Time, the outstanding FFI Shares shall be changed into a different number of FFI Shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, a stock split or reverse stock split, combination or exchange of a class of shares or the like, the Exchange Ratio shall be correspondingly and appropriately adjusted to reflect such event.

Section 3.4 Fractional Shares. Notwithstanding any other provision hereof, no fractional FFI Shares shall be issued to holders of the PRB Shares in the Merger. In lieu thereof, each such holder otherwise entitled to a fraction of an FFI Share (after taking into account all PRB stock certificates delivered by such holder and the aggregate number of PRB Shares represented thereby) shall receive, at the time of surrender of such stock certificate or certificates representing such holder’s PRB Shares, an amount in cash equal to the product of $20.00 and the fraction of an FFI Share to which such holder would otherwise have been entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Fractional shares shall be determined on an aggregate basis for each PRB Shareholder and not on a per share or per certificate basis.

Section 3.5 Surrender and Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing, FFI shall deposit with the Exchange Agent certificates of FFI Common Stock (the “FFI Stock Certificates”) representing the number of whole FFI Shares issuable in the Merger, which will be determined by multiplying the Exchange Ratio by the number of PRB Shares that were outstanding immediately prior to the Effective Time and rounding down to the nearest whole FFI Share. FFI shall also make available to the Exchange Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 3.4 above (together with the FFI Stock Certificates, the “Exchange Fund”).

(b) Exchange Procedures. FFI shall arrange for the Exchange Agent, promptly after the Effective Time (and in no event later than five (5) Business Days following the Effective Time), to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding PRB Shares (the “PRB Stock Certificates”) (i) a letter of transmittal (which shall specify that delivery of the PRB Shares to the Exchange Agent shall be effected and risk of loss and title to the PRB Stock Certificates shall pass only upon delivery of the PRB Stock Certificates to the Exchange Agent and such letter of transmittal shall be in such form and have such other customary provisions as FFI and PRB may reasonably specify) and (ii) instructions for completion and use in effecting the surrender of the PRB Stock Certificates in exchange for a number of FFI Shares equal to the product of the number of PRB Shares represented by that certificate and the Exchange Ratio (including any cash for fractional shares, the “Merger Consideration”). Upon surrender of a PRB Stock Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and executed in accordance with the instructions contained therein, the holder of such PRB Stock Certificate shall be entitled to receive, in exchange therefor, an FFI Stock Certificate representing the number of whole shares of FFI Common Stock that such holder has the right to receive pursuant to this Article III (together with payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.4) and the PRB Stock Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of any PRB Shares that is not registered in the transfer records of the PRB, the Merger Consideration may be issued to a transferee of the record holder of such PRB Shares if the PRB Stock Certificate representing such PRB Shares is presented to the Exchange

Agent accompanied by all documents required to evidence and effectuate such transfer and by evidence that any applicable documentary and any stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.5, each PRB Stock Certificate shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided for in the foregoing provisions of this Article III.

(c) Return of FFI Stock Certificates and Cash from the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of PRB Shares for twelve (12) months after the Effective Time shall be delivered to FFI upon its demand, and any holders of PRB Shares who have not theretofore surrendered their PRB Stock Certificates, or any of them, as provided in this Section 3.5 hereof, shall thereafter look only to FFI for the Per Share Merger Consideration in to which each of their PRB Shares were converted pursuant to Section 3.2 above, without any interest thereon.

(d) Distributions and Voting with Respect to Unexchanged PRB Shares. Until surrendered for exchange in accordance with the provisions of this Section 3.5, each certificate theretofore representing shares of PRB Shares shall from and after the Effective Time represent for all purposes only the right to receive FFI Shares and cash in lieu of fractional shares as set forth in this Agreement. Notwithstanding any other provision of this Agreement, no dividends or other distributions in respect of FFI Shares with a record date after the Effective Time shall be paid to any person holding a PRB Stock Certificate until such PRB Stock Certificate has been surrendered for exchange and cancelled as provided for in this Section 3.5. Subject to Applicable Laws and the immediately preceding sentence, following surrender of any such PRB Stock Certificate, there shall be paid to the holder of the FFI Stock Certificate issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time theretofore payable with respect to the FFI Shares represented thereby, as well as any dividends with respect to the PRB Shares represented by the surrendered PRB Stock Certificate declared prior to the Effective Time but theretofore unpaid. Former shareholders of record of PRB shall not be entitled to vote after the Effective Time at any meeting of FFI shareholders until such former shareholders have exchanged their certificates representing their PRB Shares for certificates representing FFI Shares in accordance with the provisions of this Section 3.5.

(e) Transfers. On or after the Effective Time, there shall be no transfers of PRB Shares on the stock transfer books of the PRB. If, after the Effective Time, PRB Stock Certificates are presented to FFI for any reason other than as Dissenting PRB Shares, they shall be canceled and exchanged as provided in this Section 3.5.

(f) Escheat of Unclaimed FFI Shares; No Liability. None of FFI, FFB, the Exchange Agent or PRB shall be liable to any holder of PRB Shares for any Merger Consideration deposited with the Exchange Agent which is properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost Certificates. If any PRB Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such PRB Stock Certificate to be lost, stolen or destroyed and, if reasonably required by FFI, the posting by such person of a bond, in such reasonable amount as FFI may direct, as indemnity against any claim that may be made against it with respect to such PRB Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed PRB Stock Certificate the Merger Consideration to which the holder thereof is entitled, without any interest thereon.

(h) Withholding. FFI or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of PRB Shares such amounts as FFI or the Exchange Agent is required to deduct and withhold under Applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by FFI or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of PRB Shares in respect of whom such deduction and withholding was made by FFI or the Exchange Agent.

Section 3.6 Effect of Merger on PRB Options. If the Merger is consummated, then, any PRB Options that are outstanding immediately prior to the Effective Time shall, at the Effective Time, terminate automatically pursuant to and in accordance with the provisions of Section 10(c) of the PRB Option Plan, without the necessity of any action by any of the Parties hereto and without the payment of any consideration to the PRB Option Holders by reason thereof or otherwise.

Section 3.7 Effect of Merger on PRB Warrants. If the Merger is consummated, any PRB Warrants that are outstanding immediately prior to the Effective Time shall, at the Effective Time, terminate automatically, without the necessity of any action on the part of any of the Parties and without the payment of any consideration to the PRB Warrant Holders by reason thereof or otherwise.

Section 3.8 Dissenting PRB Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a PRB Shareholder who has exercised dissenters’ rights for such shares in accordance with Part XIV of the HBCA (such Shares, “Dissenting Shares”) and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights, shall not be converted into or represent a right to receive any of the FFI Shares that would otherwise have been issued to such Shareholder pursuant to Section 3.2 hereof, but such PRB Shareholder shall only be entitled to such rights as are granted by the HBCA.

(b) PRB agrees to comply with its obligations under Part XIV of the HBCA, as and when required with respect to the holders of the Dissenting Shares, including by delivering a written dissenters’ notice to all of its shareholders who have satisfied the requirements of Subsection (a) of Section 414-352 of the HBCA (the “Dissenting PRB Shareholders”), on a date agreed upon by FFI and PRB (which agreement shall not be unreasonably withheld by FFI or PRB), but in no event later than (i) the thirtieth (30th) day following the PRB shareholders meeting at which the Merger was approved or (ii) the tenth (10th) day following the consummation of the Merger, which is earlier.

(c) Notwithstanding the provisions of subsection 3.8 (a), if any Dissenting PRB Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Shareholder’s dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s PRB Shares shall automatically be converted into and represent only the right to receive the number of FFI Shares, without interest thereon, to which such holder is entitled with respect to his or her PRB Shares pursuant to Section 3.2, and, if applicable, Section 3.3 and Section 3.4 above, upon surrender of the certificate or certificates representing such Dissenting Shares in accordance with Section 3.5 hereof.

(d) PRB shall give FFI (i) prompt notice of and a copy of any written demands for dissenters’ rights received pursuant to Part XIV of the HBCA, withdrawals of such demands, and any other instruments served pursuant to the HBCA and received thereby and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Without the prior written consent of FFI, PRB shall not voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

Section 3.9 Necessary and Further Actions. FFI, FFB and PRB shall use their commercially reasonable and diligent efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the Applicable Laws of the States of California and Hawaii as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Party with full right, title and possession to any assets, property, rights, privileges, powers and franchises of PRB, and the officers and directors of the Surviving Party are fully authorized in the name of each of PRB or the Surviving Party or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE IV

Representations and Warranties of PRB

PRB has, prior to the execution and delivery of this Agreement by PRB, delivered to FFI and FFB, a disclosure schedule (the “PRB Disclosure Schedule”), which identifies exceptions to representations or warranties contained in, or provides information required to be delivered pursuant to, this Article IV by specific references to the Sections of this Article IV to which such exceptions or information relate, provided that any exceptions or information set forth in any one section of the PRB Disclosure Schedule shall be deemed to apply to any other section or subsection of this Article IV if its relevance to the information called for in such other section or subsection is reasonably apparent. Subject to the exceptions and information contained in the PRB Disclosure Schedule, PRB hereby represents and warrants to FFI and FFB as follows:

Section 4.1 Organization and Qualification of PRB. PRB is (i) a commercial bank that is chartered, duly organized and validly existing and is in good standing under the laws of the State of Hawaii, (ii) is duly licensed by the HFC to engage in the banking business in Hawaii. PRB’s deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by Applicable Law. PRB has the requisite power and authority and all necessary Government Approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. PRB is duly qualified or licensed to do business, and is in good standing, in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business activities makes such qualification, licensing or good standing necessary, (except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect with respect to PRB).

Section 4.2 Articles of Incorporation and Bylaws; Corporate Books and Records. True and complete copies of the PRB Articles and the PRB Bylaws, each as amended to date, have been provided to FFI by PRB. PRB is not in violation of any of the provisions of the PRB Articles or the PRB Bylaws. True and complete copies of all minute books of PRB, containing minutes of meetings held and actions taken by its Board of Directors or any committees thereof during the period from December 31, 2008 to the date hereof, have been made available by PRB to FFI. All material actions of the PRB Board and each committee thereof during such period are reflected in such minutes.

Section 4.3 Capitalization.

(a) The authorized capital stock of PRB consists of 30,000,000 shares of PRB Common Stock, without par value (the “PRB Shares”). No other class of PRB capital stock or other equity securities of PRB are authorized or outstanding. As of the date hereof, a total of 1,645,600 PRB

Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable and are free of any preemptive rights, whether statutory or contractual or contained in the PRB Articles or Bylaws (“Preemptive Rights”), and no PRB Shares are held in the treasury of PRB. As of the date hereof, (i) 62,700 PRB Shares are reserved for issuance on the exercise of PRB Options that were granted under the PRB Option Plan and are outstanding as of the date hereof, (ii) an additional 168,300 PRB Shares are available and reserved for the grant of PRB Options in the future under the PRB Option Plan and (iii) 35,700 PRB Shares are reserved for issuance on the exercise of the PRB Warrants that are outstanding as of the date hereof (collectively, all of the foregoing, the “Reserved Shares”). All of the issued and outstanding PRB Shares were not issued in violation of any Preemptive Rights and have been issued in compliance with all Applicable federal and state securities Laws.

(b) Except for the PRB Options and the PRB Warrants as set forth in Section 4.3(b) of the PRB Disclosure Schedule, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character to which PRB is a party or by which PRB is bound obligating PRB to issue, deliver or sell, or cause to be issued, delivered or sold, any additional PRB Shares or any shares of any other class or series of its capital stock or other Equity Interests of or in PRB, or (ii) securities convertible into or exchangeable for PRB Shares, shares of any other class or series of its capital stock or other Equity Interests. PRB has provided FFI with a true and complete list, as of the date hereof, setting forth the respective prices at which the outstanding PRB Options and the outstanding PRB Warrants are exercisable, the number of PRB Reserved Shares purchasable at each such exercise price and the respective dates of grant and expiration and the holders of such PRB Options and such PRB Warrants and, as applicable, and whether such Options are qualified incentive stock options under Section 422 of the Code or are non-qualified stock options. All of the PRB Reserved Shares, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable and payment of the respective exercise prices thereof, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of any preemptive rights.

(c) Without limiting the generality of the foregoing provisions of Section 4.3(b), PRB further represents and warrants that (i) in March 2014 the PRB Board voted to grant, pursuant to the PRB Option Plan, options to purchase a total of 121,500 PRB Shares (the “Proposed Option Grants”), (ii) PRB was not able to obtain the approval of the FDIC and the HDFI for such Proposed Option Grants and, as a result, the PRB Board did not consummate or make effective any such Proposed Option Grants, and (iii) no Person has any right to receive, and PRB has no obligations of any kind or nature to make or effectuate, such Proposed Option Grants now or at any time in the future, and (iv) no Person has the right to purchase or to be sold or issued, and PRB has no obligations of any kind or nature sell or issue, whether now or in the future, any PRB Shares that were to have been the subject of those Proposed Option Grants.

(d) Except for the PRB Voting Agreements and restrictions on transferability under applicable federal or state securities laws, other than as set forth in Section 4.3(d) of the PRB Disclosure Schedule there are no outstanding contractual rights or obligations of PRB that (i) restrict the transferability of (ii) affect the voting rights of, (iii) require the repurchase, redemption or disposition of, or contain any right of first refusal with respect to, (iv) require the registration for sale of, or (v) grant any Preemptive Rights or anti-dilutive right with respect to, any of the PRB Shares or any other capital stock of, or other Equity Interests in, PRB. To the knowledge of PRB, other than the PRB Voting Agreements, there are no proxies, voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any of the PRB Shares or any Equity Interests in PRB.

(e) PRB does not have outstanding any bonds, debentures, notes or other obligations or other securities the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of PRB or as a separate class on approval of the Merger or any other matter requiring a vote of any of the holders of PRB’s Shares or other Equity Securities.

Section 4.4 Subsidiaries. PRB has no Subsidiaries and has not had any Subsidiaries since the date of its organization. Except as set forth on Section 4.4 of the PRB Disclosure Schedule, PRB does not, directly or indirectly, beneficially own any equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind.

Section 4.5 Authority.

(a) PRB has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, other than the approval of the principal terms of the Agreement, the Merger and the other transactions contemplated hereby by the affirmative vote of the holders of two-thirds (66-2/3rds) of the outstanding PRB Shares entitled to vote thereon (the “PRB Shareholder Vote”) and the receipt of all required Government Approvals, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by PRB and the consummation by PRB of the transactions contemplated hereby have been duly and validly authorized by all corporate actions of PRB required to have been taken under Applicable Law and the PRB Articles and the PRB Bylaws (other than the PRB Shareholder Vote). This Agreement has been duly and validly executed and delivered by PRB and, assuming the due authorization, execution and delivery hereof by FFI and FFB, constitutes a legal, valid and binding obligation of PRB, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at law), and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act (the “FDIA”), 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

(b) By resolutions duly adopted at a meeting of the Board of Directors of PRB (the “PRB Board”), duly called and noticed and held on November 25, 2014, the PRB Board has, by the unanimous vote of its members and as required by the PRB Articles and PRB Bylaws and the applicable provisions of Hawaii Law, duly (i) declared this Agreement advisable and determined that the transactions contemplated hereby (including the Merger) are fair to and in the best interests of PRB and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and the PRB Voting Agreements, and (iii) resolved unanimously to recommend that the PRB Shareholders vote for the approval of the principal terms of this Agreement and the Merger and consummation of the transactions contemplated herein (the “PRB Board Approval”). A true and correct copy of such resolutions, certified by an executive officer of PRB, has been furnished to FFI and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

Section 4.6 No Conflict; Required Filings and Consents. Except as set forth in Section 4.6 of the PRB Disclosure Schedule, the execution and delivery by PRB of this Agreement does not, the performance by PRB of its obligations under this Agreement and its consummation of the Merger and other transactions contemplated herein will not, (i) conflict with or violate any provision of the PRB Articles or the PRB Bylaws, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity; (iii) conflict with or violate any Law applicable to PRB or by which any property or assets of PRB are bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 4.6 of the PRB Disclosure Schedule have been obtained and all filings and notifications described in that Section of the PRB Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired) or (iv) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or assets of PRB pursuant to, any PRB Material Contract (as hereinabove defined), lease with respect to real estate or PRB Permit, except, with respect to clauses (iii) and (iv), for any such conflicts, violations, breaches, Losses, defaults, or failures to obtain any consent or approval, or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect with respect to PRB.

Section 4.7 Litigation. Except as set forth in Section 4.7 of the PRB Disclosure Schedule, (a) there are no Actions or Proceedings pending, or to the knowledge of PRB threatened, against PRB, or for which PRB is obligated to indemnify any Person, the outcome of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to PRB and (b) PRB is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no Actions or Proceedings pending, or to the knowledge of PRB threatened, against PRB that challenges (i) the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement, or (ii) the validity or propriety or seeks to prevent the performance of any of the PRB Voting Agreements.

Section 4.8 Licenses; Compliance with Law. Except as otherwise set forth in Section 4.8 of the PRB Disclosure Schedule:

(a) PRB is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Government Entity that is necessary or required for it to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date hereof (the “PRB Licenses”), and all such PRB Licenses are valid and in full force and effect and, to the knowledge of PRB, no suspension or cancellation of any of them is threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of PRB Licenses would not, individually or in the aggregate, have a Material Adverse Effect with respect to PRB.

(b) PRB is not in default or violation of (a) any PRB Licenses or (b) any Laws applicable to PRB or by which any property or asset of PRB is bound or affected, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other fair lending laws and other laws relating to discriminatory business practices, except in each case for any such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on or with respect to PRB.

(c) PRB has not received written notice of any regulatory concerns regarding PRB’s compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records, and (iii) the exercise of diligence in identifying customers.

(d) PRB has adopted such procedures and policies as are, in the reasonable judgment of PRB management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the knowledge of PRB, is in such compliance.

(e) Other than customary and ordinary periodic examinations by federal and state regulatory agencies, including the FDIC and HDFI, no investigation or review by any Governmental Entity with respect to PRB is pending or, to the knowledge of PRB is threatened, nor has PRB received at any time subsequent to January 1, 2009, any notification or communication from any Governmental Entity (i) asserting that PRB is not in compliance, in any material respect, with any of the Laws which such Governmental Entity enforces or any regulations promulgated thereunder, or (ii) threatening to place any material restrictions on the conduct of PRB’s business or to revoke any PRB License (nor, to the knowledge of PRB, do any grounds for any of the foregoing exist).

Section 4.9 Financial Statements; Regulatory Reports.

(a) PRB’s Financial Statements (including any notes thereto), were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such PRB financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of PRB as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which, however, were not and are not expected to be, individually or in the aggregate, material to PRB).

(b) PRB has filed all material documents and reports that it was required to file, between January 1, 2012 and October 31, 2014, with the FDIC, the HDFI or any other Governmental Entity (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”). All such material documents and reports conformed, and each of the material documents and reports that are filed with by PRB with any Regulatory Authority between October 31 2014 and the Closing Date (the “Subsequent Regulatory Reports”) will conform, in all material respects, with the requirements promulgated by such Regulatory Authorities and as of their respective dates, such previously filed documents and reports did not, and Subsequent Regulatory Reports will not, contain any untrue statement of a material fact or omitted or will omit (as applicable) to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Each of PRB’s Call Reports for the periods from January 1, 2012 to and including September 30, 2014, were prepared, and each of PRB’s Call Reports covering any periods after September 30, 2014 and up to the Closing Date (the “Subsequent PRB Call Reports”), will have been prepared by PRB in accordance with GAAP applied on a consistent basis throughout the periods presented (except as may otherwise be required by regulatory accounting principles or as may otherwise be set forth in the explanatory information contained in any of such Call Reports, and in each case such PRB Call Reports fairly presented, and any such Subsequent PRB Call Reports will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of PRB as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of any interim PRB financial statements, to normal year-end adjustments which, were not and which are not expected to be, individually or in the aggregate, material to PRB).

(d) Except as and to the extent adequately provided for, in the aggregate, on the PRB 2014 Balance Sheet or as otherwise disclosed in Section 4.9 of the PRB Disclosure Schedule, between September 30, 2014 and the date hereof, PRB has not incurred any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for Liabilities or obligations (i) incurred in the ordinary course of business and consistent with past practice that would not, individually or in the aggregate, have a Material Adverse Effect on or with respect to PRB, or (ii) incurred pursuant to and in accordance with this Agreement.

Section 4.10 Regulatory Matters. Except as may otherwise be set forth in Section 4.10 of the PRB Disclosure Schedule, (i) PRB is not, directly or indirectly, a party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority (each and collectively, a “Regulatory Action”) and (ii) PRB has not been advised by, nor has any knowledge of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating taking any Regulatory Action against or on or with respect to PRB. Except as set forth in Section 4.10 of the PRB Disclosure Schedule, all compliance or corrective actions which any Regulatory Authority has required PRB to take, have been taken by PRB or its Board of Directors or officers, except where the failure to take or have taken any such actions is not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on or with respect to PRB. PRB has paid all assessments made or imposed by and required to have been heretofore paid pursuant to any Applicable Law or Regulatory Action.

Section 4.11 Absence of Certain Changes or Events. Since December 31, 2013, except as specifically contemplated by or as disclosed in this Agreement or Section 4.11 of the PRB Disclosure Schedule, PRB has conducted its business in, and has not engaged in any material transaction other than according to, the usual and ordinary course of its business consistent with past practice and, since that date, there has not been:

(a) any Material Adverse Effect on or with respect to PRB or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2013) which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to PRB;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by PRB, whether or not covered by insurance;

(c) any sale or issuance of any PRB Shares or any other Equity Securities of PRB, such as, but not limited to, options or other rights (contingent or other) to acquire, and any securities that are or may, on the happening of a future event or condition become, convertible into or exchangeable for, any PRB Shares or any other voting securities of PRB (other than sales or issuances of PRB Shares issuable on the exercise of PRB Options or PRB Warrants that are outstanding on the date hereof);

(d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property on or in respect of the PRB Shares or any other Equity Securities of PRB;

(e) any sale or lease or other disposition, in whole or in part, by PRB of any of its assets or properties or any interest it has therein, other than any such sales, leases or other dispositions effectuated in the ordinary course of PRB business consistent with past practices which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a material effect on the business, financial condition, results of operations, liquidity or future prospects of PRB;

(f) any grant or suffering to exist by PRB of any Liens or mortgages or deeds of trust on or any security interest in, any of PRB’s assets or properties or any interest of PRB therein;

(g) the release of any Liens held by PRB on any PRB Loans or OREO, or the release by PRB of any claims it may have against any other Person, except for claims the release of which would not, either individually or in the aggregate, have a Material Adverse Effect on PRB;

(h) any material change in any method of accounting or accounting practice by PRB;

(i) any increase in the compensation payable or that could become payable by PRB to any of its officers or other employees or any amendment of any of the Benefit Plans other than (i) increases or amendments in the ordinary and usual course of PRB’s business consistent with past practice which have not and are not expected to have, either individually or in the aggregate, a Material Adverse Effect on PRB, or (ii) pursuant to any employment Contracts already in existence prior to the date hereof that PRB has with any of its officers or other employees (true and complete copies of which have been furnished by PRB to FFB);

(j) any Loans to any Affiliates of PRB, other than in the ordinary course and consistent with past practices and on terms (including interest rates and collateral) that are no more favorable to such Affiliates than the terms on which similar Loans are made to persons who are not Affiliates of PRB (“Non-Affiliates”) and that do not present any features or risks (including the risk of collectability) that are unusual or unfavorable to PRB as compared to similar Loans made to Non-Affiliates;

(k) any other transactions or series of related transaction involving $120,000, individually or in the aggregate, with any PRB Affiliate, other than banking transactions in the usual and ordinary course and consistent with past practices that are on terms no more favorable to such Affiliates than the terms of any similar transactions with any Non-Affiliates; or

(l) entry into any Contract, commitment or understanding (oral or written) to take any of the above actions set forth in this Section 4.11, unless approved in advance and in writing by FFB or expressly permitted by other provisions of this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the PRB Disclosure Schedule lists as of the date hereof all PRB Benefit Plans providing for material compensation or other material benefits, excluding agreements with former employees under which PRB has no remaining monetary obligations. There have been made available to FFI true and complete copies of (i) each such written PRB Benefit Plan including but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any PRB Benefit Plan, and all amendments thereto, (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each PRB Benefit Plan required to make such a filing, and (iii) the most recent actuarial valuation for each PRB Benefit Plan, if any, that is subject to Title IV of ERISA.

(b) Except as set forth in Section 4.12(b) of the PRB Disclosure Schedule, (i) none of PRB Benefit Plans promises or provides retiree medical, life or other retiree welfare benefits to any person (except as may be required by Law), and none of PRB Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA nor has PRB or any ERISA Affiliate (x) maintained or contributed to or has within the past six years maintained or contributed to a pension plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or has an obligation to contribute to a multiemployer plan; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code with respect to any PRB Benefit Plan, which could subject PRB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material and PRB does not expect to incur a material tax penalty imposed by Section 4980F of the Code or Section 502 of ERISA; (iii) all PRB Benefit Plans providing for material compensation or other material benefits are in substantial compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), Internal Revenue Service (the “IRS”) or Secretary of the Treasury), and PRB has performed its obligations required to be performed by it under, is not in default under or violation of, and PRB does not know of any default or violation by any other party to, any of PRB Benefit Plans, except for any immaterial instances of non-compliance, failures to perform, or defaults or violations, (iv) each PRB Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the knowledge of PRB, nothing has occurred which may reasonably be expected to impair or revoke such favorable determination letter or result in loss of qualification of such plan under Section 401(a) of the Code; (v) all contributions required to be made to any PRB Benefit Plan pursuant to Section 412 of the Code, or the terms of PRB Benefit Plan or any collective bargaining agreement, have been made on or before their due dates and all obligations in respect of each PRB Benefit Plan have been properly accrued and reflected in the financial statements; (vi) with respect to each PRB Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither PRB nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

(c) Except as required by Law no PRB Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits. No PRB Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. As of the date hereof there is no material pending or, to the knowledge of PRB threatened, litigation relating to PRB Benefits Plans. PRB and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

(d) Each PRB Benefit Plan is in all material respects in compliance, and has been administered in all material respects in accordance, with the applicable provisions of their terms, ERISA and the Code and all other applicable Laws including medical continuation under Code Section 4980B and Code Section 409A. There are no audits, inquiries or proceedings pending or, to PRB’s Knowledge, threatened by the IRS or any Governmental Entity with respect to any PRB Benefit Plan (other than routine claims for benefits in the normal course).

(e) PRB does not maintain, sponsor, contribute or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

Section 4.13 Labor and Other Employment Matters.

(a) To the knowledge of PRB, PRB is in compliance in all material respects with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 4.13(a) of the PRB Disclosure Schedule, PRB is not a party to any collective bargaining or other labor union contract applicable to persons employed by PRB, and no collective bargaining agreement or other labor union contract is being negotiated by PRB. There is no material labor dispute, strike, slowdown or work stoppage against PRB pending or, to the knowledge of PRB, threatened. To the knowledge of PRB, no employee of PRB is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by PRB because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) PRB has identified in Subsection 4.13(b) of the PRB Disclosure Schedule and has made available to FFI true and complete copies of (i) all employment agreements that PRB has with any directors, officers or employees of PRB, (ii) all Severance Arrangements, and (iii) all Change of Control Arrangements. Except as set forth in Subsection 4.13(b) of the PRB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by PRB will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment or the increase of such payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer or employee of PRB, (B) significantly increase any benefits that are otherwise payable under, result in any acceleration of the time of payment or vesting of or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, under or pursuant to any such employment agreements or Severance or Change of Control Arrangements, (C) limit or restrict the right of PRB or, FFI after the consummation of the Merger, to merge, amend or terminate any of the PRB Benefit Plans, or (D) result in payments under any of PRB Benefit Plans which would not be deductible under Section 162(m) or Section 280(G) of the Code. No individual who is a party to any such employment agreement or a party to or covered by any such Severance or Change of Control Arrangements has terminated his or her employment or has been terminated, nor, to the knowledge of PRB, has any event occurred that has given or could reasonably be expected to give rise to a severance obligation or the payment of any Change of Control Benefits on the part of PRB, or by FFI or FFI following the Merger, under any such agreement or arrangement.

(c) Except as otherwise set forth in Subsection 4.13(c) of the PRB Disclosure Schedule, PRB has no agreements with any consultants employing or with regard to the employment or engagement of any of them and no consultants are entitled to participate in any PRB Benefit Plans.

Section 4.14 Transactions with Interested Persons. Section 4.14 of the PRB Disclosure Schedules contains a list and sets forth the material terms of all Loans by PRB to any of its Affiliates. Except as disclosed in Section 4.14 of the PRB Disclosure Schedule, no Affiliate or employee of PRB nor, to the knowledge of PRB, any member of the immediate family of any of the foregoing, is presently a party to any transaction with PRB of the type or involving an amount which, if PRB’s Shares were registered under the Exchange Act, would be required to be disclosed in a Proxy Statement filed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act and the Securities Act. Except as disclosed in Section 4.14 of the PRB Disclosure Schedule, PRB does not have any transactions with Affiliates that violates, or which during the period that commenced on January 1, 2012 and ending on the date hereof violated, Sections 23A or 23B of the Federal Reserve Act.

Section 4.15 Material PRB Contracts. Except as set forth on Section 4.15 of the PRB Disclosure Schedule, PRB is not a party to or bound by any PRB Material Contract (as defined above), or (b) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each PRB Material Contract is valid and binding on PRB and, to the knowledge of PRB, each other party thereto, and is in full force and effect, and PRB has performed all of its obligations required to be performed by it to the date hereof under each such PRB Material Contract and, to the knowledge of PRB, each other party to each PRB Material Contract has in all respects performed all obligations required to be performed by it under such PRB Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to PRB. PRB has not received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any PRB Material Contract.

Section 4.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on or with respect to PRB:

(a) To its Knowledge, PRB (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is in compliance with its respective Environmental Permits.

(b) PRB has not received any written notice, demand, letter, claim or request for information alleging that PRB may be in violation of, or liable under, any Environmental Law.

(c) PRB (i) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of PRB, threatened with respect thereto, or (ii) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by PRB is listed or, to the knowledge of PRB, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the Knowledge of PRB, there are no past or present conditions, circumstances, or facts that are could reasonably be expected to (i) interfere with or prevent continued compliance by PRB with any Environmental Laws or any of the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any Action or Proceeding against or involving PRB based on or related to any Environmental Law.

Section 4.17 Intellectual Property. PRB owns or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials (including any registrations or applications for registration of any of the foregoing) (collectively, “Intellectual Property”) that are used in the business of PRB as currently conducted, where the failure to own or hold valid licenses for the use of such Intellectual Property could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on or with respect to PRB. To the Knowledge of PRB, the operations and conduct of its business do not infringe or violate the Intellectual Property of any other Person. PRB has performed in all material respects all the obligations required to have been performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

Section 4.18 Taxes.

(a) Returns Filed and Taxes Paid. All Returns required to have been filed by or on behalf of PRB, have been duly filed on a timely basis, subject to any applicable extensions. Such Returns are true, correct and complete. All Taxes due and payable by PRB (whether or not shown on any Return) have been paid in full on a timely basis, and no other Taxes are owing or payable by PRB with respect to items or periods covered by such Returns or with respect to any taxable period ending prior to the date of this representation and warranty for which a Return was due prior to such date. No written claim has ever been made by a Governmental Entity for any jurisdiction where PRB does not file Returns that any such member is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of PRB. PRB has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign person or other third Person) in compliance with all tax withholding provisions of Applicable Law (including, without limitation, income, social security, employment tax withholding, sales and use, and withholding under Sections 1441 through 1446 of the Code). PRB has timely complied with all requirements under Applicable Laws relating to information reporting and withholding for customer and other accounts (including back up withholding and furnishing of Forms 1099 and all similar reports). PRB is not currently the beneficiary of any extension of time within which to file any Return.

(b) Returns Furnished. PRB has made available to FFI true, correct and complete copies of all federal and state income tax returns that have been filed by PRB for all periods ending prior to the date of this representation and warranty and all other Returns that have been filed by PRB for periods ending on or after December 31, 200     and prior to the date of this representation and warranty and other reports and statements relating to federal and state income taxes of PRB arising during such periods, including, without limitation, income tax audit reports, statements of income or gross receipts tax, franchise tax, sales tax and transfer tax, deficiencies, and closing or other agreements relating to income or gross receipts tax, franchise tax, sales tax and transfer tax received by PRB or on its behalf.

(c) Tax Deficiencies; Audits; Statutes of Limitations. Except as otherwise set forth in Subsection 4.18(c) of the PRB Disclosure Schedule (i) no deficiencies have been asserted with respect to Taxes of PRB that remain unpaid or have not otherwise been resolved; (ii) PRB is not a party to any outstanding action or proceeding for assessment or collection of Taxes, and no such action or proceeding has been, to the knowledge of PRB, threatened, against PRB or any of its assets; and (iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of PRB. Except as otherwise set forth in Subsection 4.18(c) of the PRB Disclosure Schedule, the Returns of PRB for all tax years for which the statute of limitations for assessments has not expired have never been audited by a Governmental Entity (which term includes any taxing authority), nor is any such audit in process, pending or, to the knowledge of PRB, threatened.

(d) Accounting Method Changes. PRB is not required to include in its separate income any material adjustment pursuant to Sections 481 of the Code (or similar provisions of other Laws) by reason of a change in accounting method and, to the knowledge of PRB, neither the IRS nor any other Governmental Entity has proposed or threatened in writing any such change in accounting method or other adjustment.

(e) Membership in Affiliated Groups, Etc. PRB has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code). PRB has never filed nor been included in a combined, consolidated or unitary Return. PRB is not presently liable, nor does PRB have any potential liability, for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or foreign Laws), or (ii) as transferee.

(f) No Closing Agreements. PRB will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date of this representation and warranty, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law) existing prior to the time this representation and warranty is made, (iii) installment sale or open transaction, (iv) election under Section 108(i) of the Code or (v) any prepaid amount received on or prior to the Closing Date.

(g) No Tax Sharing Agreements. Except as set forth in Subsection 4.18(g) of the PRB Disclosure Schedule, PRB is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing on account of the Tax obligations of any other Person (excluding agreements or arrangements with lenders, borrowers, vendors, landlords, and other Persons whose principal purpose is to address matters other than Tax matters).

(h) No Private Letter Rulings. No private letter rulings, technical advice memoranda or similar rulings have been requested from, or issued by, any taxing authority that are, or if issued would be, addressed to PRB.

(i) Not a Real Property Holding Corporation. PRB has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) No Listed Transactions or Prohibited Reportable Transactions. PRB has not engaged in any transaction that is: (i) the same or substantially similar to one of the types of transactions that the IRS has determined to be a reportable transaction, as set forth in Treasury Regulation Section 1.6011-4(b) (or any similar Law); (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder (or any similar state, local or foreign Law); or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder (or any similar state, local or foreign Law). PRB has disclosed on its tax returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Law).

(k) Not a Distributing or Controlled Corporation. PRB has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(l) No Investment Company Classification. PRB is not classified as an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

(m) No Excess Parachute Payments. Except as may be set forth in Subsection 4.18(m) of the PRB Disclosure Schedule, PRB is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 4999 of the Code.

(n) Continuity of Business Enterprise. PRB operates at least one significant historic business line or owns a significant portion of its historic business assets, in each case, within the meaning of Regulation Section 1.368-1(d).

Section 4.19 Insurance. Section 4.19 of the PRB Disclosure Schedule lists (i) all policies of liability, property, casualty and other forms of insurance owned or held by PRB, copies of which have previously been made available to FFI and (ii) all insurance claims filed by PRB under such policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All such insurance policies are in full force and effect, all premiums due and payable therefor or thereunder have been paid and no written notice of cancellation or termination has been received by PRB with respect to any such policy and all such policies, or predecessor policies covering similar risks, have been in full force and effect continuously during the past (5) years. No insurer has advised PRB that it intends to materially reduce coverage or materially increase any premium or deductibles under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against PRB.

Section 4.20 Properties.

(a) PRB has good and marketable title to or a valid leasehold interest in all of its properties and assets, except for (i) Permitted Liens, and (ii) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect on or with respect to PRB.

(b) Section 4.20 of the PRB Disclosure Schedule contains a complete and correct list of (i) all real property or premises owned on the date hereof, in whole or in part by PRB and all real property that PRB is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, and all indebtedness secured by any Lien thereon, and (ii) all real property or premises leased or subleased in whole or in part by PRB and together with true and complete copies thereof, as amended to date. None of such premises or properties have been condemned or otherwise taken by any public authority and, to the knowledge of PRB, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might affect its use or value for the purposes now made of it. None of such properties and premises is subject to any current or potential interests of other Persons or other restrictions or limitations that would impair or be inconsistent with the uses currently being made of any such properties or premises by PRB, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to PRB.

(c) Each of the leases referred to in Section 4.20 of the PRB Disclosure Schedule is in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to PRB or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party thereto other than PRB, the foregoing representation is based on the knowledge of PRB.

Section 4.21 Risk Management Instruments and Derivatives.

(a) Section 4.21 of the PRB Disclosure Schedule contains a true, correct and complete list of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements (collectively, “Derivative Instruments”) to which the PRB is a party or by which any of its properties or assets may be bound. Except as listed in Section 4.21 of the PRB Disclosure Schedule, PRB is not a party to and it has not agreed to enter into any exchange traded or over-the-counter equity. Without limiting the generality of the foregoing, PRB does not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives,” or (ii) are reasonably expected to change materially in value as a result of interest rate changes.

(b) All Derivative Instruments listed in Section 4.21 of the PRB Disclosure Schedule were entered into in the ordinary course of PRB’s business in accordance with prudent banking practice and in compliance with all Applicable Laws and policies of applicable Governmental Entities where any instances of non-compliance with such prudent banking practices, Applicable Laws or policies have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PRB. Each of such Derivative Instruments were entered into by PRB only with counterparties that were believed, after due diligence investigation by PRB, to be financially responsible at the time and each such Derivative Instrument is a legal, valid and binding obligation of PRB and, to the knowledge of PRB, of the counterparties thereto. PRB has performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of PRB, there are no breaches, violations or defaults or allegations or assertions of such by any other party under or to any such Derivative Instrument which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on or with respect to PRB.

Section 4.22 Loan Portfolio and OREO.

(a) Except as set forth in Subsection 4.22(a) of the PRB Disclosure Schedule, PRB is not a party to any written or oral Loans which, as of December 31, 2013 or the date hereof, were 90 days or more delinquent in the payment of principal or interest or, to the knowledge of PRB, with respect to which any of the obligors thereunder was in default of any other provisions of its respective Loan agreements or related documents, except for matters that would, under PRB’s Loan policies, as consistently applied, be reasonably considered immaterial.

(b) PRB has disclosed to FFI (i) all of the Loans that, as of December 31, 2013 or the date hereof, were classified by PRB as “Troubled Debt Restructure,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the outstanding principal amount of each such Loan and the identity of each borrower thereunder, (ii) by Loan category (i.e., commercial, commercial real estate, construction and land development, consumer, etc.), all of the other Loans of PRB that, as of December 31, 2013 or the date hereof, were classified as such, together with the aggregate principal amount of each of such Loans by category, and (iii) each asset owned by PRB that, as of December 31, 2013 or the date hereof, was classified as “Other Real Estate Owned”, it being understood and agreed that the Loans referenced in clauses (i) and (ii) and the assets referenced in clause (iii) of this sentence include any Loans and assets so classified by the FDIC or the HDFI.

(c) Except as otherwise set forth in Subsection 4.22(c) of the PRB Disclosure Schedule, each Loan to which PRB is a party (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records as secured Loans, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable against such obligor and any guarantors thereof in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except where the failure of any Loan to satisfy any of the representations set forth in clauses (i), (ii) or (iii) of this Section 4.22(c) has not had and is not reasonably expected to have a Material Adverse Effect on PRB.

(d) Except as may otherwise be set forth in Subsection 4.22(d) of the PRB Disclosure Schedule, since December 31, 2013, no Person has made a written demand or request on PRB that it repurchase any Loan sold or transferred to such Person by PRB and, to the knowledge of PRB, PRB does not have any contingent Liabilities for the potential repurchase by it of any such Loans.

Section 4.23 Mortgage Banking Business. Except as set forth in Section 4.23 of the PRB Disclosure Schedule:

(a) PRB has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by PRB has satisfied in all material respects, (i) all Applicable Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, sub-servicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between PRB and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except for any instances of non-compliance which have not had and are not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on PRB.

(b) No Agency, Loan Investor or Insurer has (i) made a claim in writing to PRB that PRB has violated or has not complied in any material respects with the applicable underwriting standards with respect to mortgage loans sold by PRB to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing any material restrictions on the activities (including commitment authority) of PRB, (iii) sought to have PRB repurchase a mortgage loan or (iv) indicated in writing to PRB that it has terminated or intends to terminate its relationship with PRB for poor performance, poor loan quality or concern with respect to PRB’s compliance with Laws, except for any instances which have not had and are not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on PRB. Except as disclosed in Section 4.23(b) of the PRB Disclosure Schedule, to the knowledge of PRB, PRB does not have any contingent liabilities for the potential repurchase of mortgage loans sold to any third party.

(c) For purposes of this Section 4.23:

(i) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by PRB or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

(ii) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by PRB or a security backed by or representing an interest in any such mortgage loan; and

(iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by PRB, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 4.24 Accounting Records and Controls. PRB maintains records that fairly reflect, in all material respects, its transactions and dispositions of assets and maintains a system of internal accounting controls, policies and procedures designed to insure that (i) such transactions are executed in accordance with its management’s general or specific authorization, (ii) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and any other criteria applicable to such statements and to maintain accountability for its assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

Section 4.25 Other Activities of PRB.

(a) PRB engages only in activities permissible under the Applicable Laws, including the HFC, and the rules and regulations of the HDFI and FDIC.

(b) Except as permitted by Applicable Law and the rules and regulations of Regulatory Agencies having jurisdiction over it or its operations, neither PRB, nor any of its officers, directors or employees, acting in an agency capacity on behalf of PRB:

(i) is authorized to engage in or conduct, and does not engage in or conduct, any insurance activities, whether as principal, agent, broker or otherwise; and

(ii) is authorized to engage in or conduct, and does not engage in or conduct, any securities sales, underwriting, brokerage, management or dealing activities, whether as principal or agent, either directly or under contractual or other arrangements with third parties.

(c) PRB does not engage in any trust or custodial activities.

Section 4.26 Brokered Deposits. Except as listed in Section 4.26 of the PRB Disclosure Schedules, PRB does not have or maintain any brokered deposits, as such deposits are defined by the regulations of the FDIC at 12 C.F.R. § 337.6(9)(2).

Section 4.27 Compliance with Policies. PRB has followed in all material respects its applicable internal credit, risk management, compliance and similar policies and procedures in conducting its operations.

Section 4.28 PRB Information Systems; PRB Privacy Policies.

(a) PRB Information Systems. PRB owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by PRB (the “PRB Information Systems”). PRB has taken all steps in accordance with prevailing standards in the banking industry in the United States and the applicable regulations of the Regulatory Agencies having jurisdiction over PRB’s operations or business (the “PRB Regulatory Agencies)” to secure the PRB Information Systems from unauthorized access and use by any Person, and to ensure to the maximum extent reasonably and commercially practicable, the continued, uninterrupted and error-free operation of PRB Information Systems. Except as set forth in Section 4.28 of the PRB Disclosure Schedule, (i) have been no unauthorized intrusions or breaches of security with respect to PRB Information Systems; (ii) there has not been any material malfunction of PRB Information Systems that has not been promptly remedied in all respects.

(b) PRB Privacy Policies. PRB’s use or handling of the confidential information of its customers and consumers (“Confidential Customer Information”) does not currently, and did not at any time during the two (2) years immediately preceding the date hereof (the “past two years”), violate any Applicable Law or regulations of any PRB Regulatory Agency. PRB has not received any notice that it is or may be in violation of any data privacy or data security Laws or any such regulations. PRB has not distributed or displayed any Confidential Customer Information in violation of any of the rules or regulations of any PRB Regulatory Agency or in breach of any Contract to which it is a party or is bound. Currently, PRB does, and at all times during the past two years PRB has, (i) posted on its website and mailed to its customers, as and to the extent required by such Laws, rules or regulations, true and correct copies of the privacy policies governing PRB’s use and collection of Confidential Customer Information, and (ii) all of PRB’s privacy policies describe in all material respects PRB’s use, collection, display and distribution of any such Information. Accurate and complete copies of the current versions of all such privacy policies, and any other privacy policies publicly disclosed by or on behalf of PRB at any time during past two years, have been provided to FFB. PRB’s operation of its business is consistent and compliant with the current version of PRB’s privacy policies and, during the past two years was consistent and compliant with all such policies as in effect at any time or from time to time during those two years. PRB has taken all steps, in accordance with prevailing banking industry practices and the applicable requirements of the PRB Regulatory Agencies, to secure its websites, services and Confidential Customer Information from unauthorized access or use by any Person and, except as otherwise disclosed in Section 4.28 of the PRB Disclosure Schedule, PRB has not granted to any third party any rights to access or use any of such Information, including for purposes of soliciting PRB’s customers or consumers. A copy of all internally or externally prepared reports or audits that describe or evaluate PRB’s information security procedures have been provided to FFB. Except as otherwise set forth in Section 4.28 of the PRB Disclosure Schedule, none of the Customer Confidential Information or PRB’s websites or services have been the target of any successful or attempted unauthorized access, denial-of-service assault or other similar attack. Except as disclosed in Section 4.28 of the PRB Disclosure Schedule, PRB has not granted to any third party any rights to use any of such information including for purposes of soliciting PRB’s customers or consumers.

(c) Without limiting the generality of the foregoing provisions of this Section 4.28, PRB maintains safeguards designed, in accordance with the requirements of the GLB Act, to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers.

Section 4.29 Information in California Permit Application and Proxy Statement/Offering Circular. The information supplied by PRB for inclusion or incorporation by reference in the California Permit Application and the Proxy Statement/Offering Circular, (i) at the times when the California Permit Application is submitted and approved, (ii) on the date when the Proxy Statement/Offering Circular (or any amendment or supplement thereto) is first mailed to the PRB Shareholders, (iii) at the time when the PRB Shareholders’ Meeting (as defined in Section 6.3 below) is held, and (iv) at the Effective Time, will not contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier PRB communication with respect to the solicitation of proxies for the PRB Shareholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, PRB makes no representation or warranty with respect to any information supplied by FFI which is contained in or incorporated by reference in any of the foregoing documents.

Section 4.30 Opinion of Financial Advisor. PRB has received from Sandler O’Neill + Partners, L.P. (the “PRB Financial Advisor”) its opinion as of the date of this Agreement (the “PRB Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in that Opinion, the Exchange Ratio is fair, from a financial point of view, to the shareholders of PRB.

Section 4.31 Brokers. Except for the PRB Financial Advisor, no action has been taken by PRB that would give rise to any valid claim against any Party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

Section 4.32 No Other Merger or Business Combination Agreements. Except as provided for in this Agreement, PRB does not have any legal obligation, absolute or contingent, to any person, other than to FFI and FFB, to sell, directly or indirectly, all or substantially all of the assets of PRB, to sell or issue any PRB Shares (except upon exercise of currently outstanding PRB Options) or any other PRB Equity Securities, to effectuate any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of PRB or to enter into any agreement with respect to any of the foregoing.

Section 4.33 Reorganization Treatment. As of the date hereof, PRB (i) does not have any knowledge of circumstances that would reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code, and (ii) has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 4.34 Material Adverse Effect. Except as may be disclosed in the Section 4.34 of the PRB Disclosure Schedule, PRB is not aware of and does not have knowledge of any fact, event or circumstances that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to PRB.

ARTICLE V

Representations and Warranties of FFI

FFB, on behalf of itself and FFI, has, prior to the execution and delivery of this Agreement by FFB and FFI, a disclosure schedule (the “FFI Disclosure Schedule”), which identifies exceptions to representations or warranties contained in, or provides information required to be delivered pursuant to, this Article V by specific references to the Sections of this Article V to which such exceptions or information relate, provided that any exceptions or information set forth in any one section of the FFI Disclosure Schedule shall be deemed to apply to any other section or subsection of this Article V if its relevance to the information called for in such other section or subsection is reasonably apparent. Subject to the exceptions and information contained in the FFI Disclosure Schedule, FFB and FFI hereby represent and warrant to PRB as follows:

Section 5.1 Organization and Qualification; Subsidiaries. FFI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is a registered as bank holding company under the BHCA. FFB is a California state-chartered bank operating under a banking charter issued by the DBO (formerly named the Department of Financial Institutions) and its deposits are insured by the FDIC through the Bank Insurance Fund to the fullest extent provided by law. Each other Subsidiary of FFI has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of FFI and its Subsidiaries has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of FFI and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to FFI and its Subsidiaries considered as a whole.

Section 5.2 Articles of Incorporation and Bylaws. The copies of FFI’s Articles of Incorporation, as amended to date (the “FFI Articles”), and Bylaws, as amended to date (the “FFI Bylaws”), that have been furnished to PRB by or on behalf of FFI are complete and correct copies thereof as in effect on the date hereof. FFI is not in violation of any of the provisions of the FFI Articles or the FFI Bylaws.

Section 5.3 Capitalization of FFI.

(a) As of the date hereof, the authorized capital stock of FFI consists of twenty-five million (25,000,000) shares, comprised of (i) five million (5,000,000) shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding, and (ii) twenty million (20,000,000) shares of Common Stock, par value $0.001 per share, of which 7,736,736 shares are issued and outstanding on the date hereof. No shares of FFI Common Stock are held in the treasury of FFI or by any of its Subsidiaries. All of the issued and outstanding shares of FFI Common Stock have been issued in compliance with applicable federal and state securities laws.

(b) As of the date hereof, 1,558,519 shares of FFI Common Stock are reserved for issuance on exercise of currently outstanding FFI Options and 323,763 shares of FFI Common Stock are reserved for issuance pursuant to FFI Options or other equity incentive awards that may be granted in the future, in each case under FFI shareholder-approved equity incentive plans (the “FFI Incentive Shares”).

(c) Upon consummation of the Merger, the shares of FFI Common Stock to be thereupon issued will be duly authorized and, when so issued as provided in Article III hereof, will be validly issued and outstanding, fully paid and nonassessable.

(d) Except under or pursuant to federal and state securities Laws and restrictions applicable to equity awards granted under FFI’s stock incentive plans, there are no outstanding contractual rights or obligations of FFI, (i) restricting the transfer of, (ii) affecting the voting rights of, or (iii) granting any preemptive or anti-dilutive right with respect to, any FFI Shares or any other Equity Securities of FFI. There are no outstanding obligations that require FFI to repurchase, redeem or dispose of, or any right of first refusal with respect to, or any obligation requiring FFI to register under the Securities Act, the offer or sale of, any FFI Shares or any other Equity Securities of FFI.

(e) FFI does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of FFI or as a separate class on any matter required to be submitted to a vote of the holders of any FFI Shares or other FFI Equity Securities.

Section 5.4 Subsidiaries. Other than as set forth in Section 5.4 of the FFI Disclosure Schedule, FFI has no Subsidiaries. FFI owns all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Liens of any kind and all of such shares have been validly issued and are fully paid and non-assessable. None of FFI’s Subsidiaries has any arrangements or commitments obligating any of them to issue any shares of any of its capital stock or any securities convertible into or having the right to purchase shares of any of its capital stock.

Section 5.5 Authority.

(a) Each of FFI and FFB has all necessary corporate power and authority to execute and deliver this Agreement and, other than the receipt of applicable Government Approvals, to perform their respective obligations hereunder and to consummate the Merger or any other of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by FFI and FFB and the consummation by FFI and FFB of the Merger and the other transactions contemplated herein have been duly and validly authorized by the requisite corporate action of FFI and FFB, respectively. This Agreement has been duly and validly executed and delivered by each of FFI and FFB and, assuming the due authorization, execution and delivery hereof by PRB, constitutes a legal, valid and binding obligation of each of FFI and FFB, enforceable against FFI and FFB in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at law), and subject, as to enforceability, to general principles of equity and, in the case of FFB, to Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

(b) By resolutions duly adopted at meetings of the Board of Directors of FFI (the “FFI Board”) and the Board of Directors of FFB (the “FFB Board”) duly called and noticed and each held on                  , 2014, each of the FFI Board and the FFB Board has, as required by Applicable Law, duly (i) declared this Agreement advisable and determined that the transactions contemplated hereby (including the Merger) are fair to and in the best interests of FFI and FFB and their respective shareholders, and (ii) approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the FFB Board approved the issuance of the FFI Shares pursuant to the Merger (the “FFI and FFB Board Approvals”). True and correct copies of the FFI resolutions and the FFB resolutions, certified by an officer of FFI and an officer of FFB, respectively, have been furnished to PRB and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

Section 5.6 No Conflict; Required Filings and Consents. Except as set forth in Section 5.6 of the FFI Disclosure Schedule, the execution and delivery of this Agreement by FFI and FFB does not, and the performance of this Agreement by FFI and FFB will not, (i) conflict with or violate any provision of the FFI Articles or the FFI Bylaws or of the FFB Articles or Bylaws, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity; (iii) to the knowledge of FFI, conflict with or violate any Law applicable to FFI or FFB or by which any property or asset of FFI or FFB is bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 5.6 of the FFI Disclosure Schedule have been obtained and all filings and notifications described in that Section of the FFI Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired) or (iv) to FFI’s knowledge, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to any person any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of FFI or FFB pursuant to any Contract to which either of them is a party or to which FFI, FFB or any of their respective assets are subject, or any FFI License or other instrument or obligation, except, with respect to clauses (iii) and (iv), for any such conflicts, violations, breaches, Losses, defaults or failures to obtain any consents or approvals or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on or with respect to FFI and its Subsidiaries considered as a whole.

Section 5.7 Litigation. Except as and to the extent otherwise set forth in Section 5.7 of the FFI Disclosure Schedule, (a) there are no Actions or Proceedings pending, or to the knowledge of FFI or FFB threatened, against either of them or any of FFI’s other Subsidiaries or for which FFI or any of its Subsidiaries, including FFB is obligated to indemnify a third party, the outcome of which is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on or with respect to FFI and its Subsidiaries considered as a whole, (b) none of FFI, FFB or any other of FFI’s Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding that is expected to have, individually or in the aggregate, a Material Adverse Effect on or with respect to FFI and its Subsidiaries considered as a whole. There are no Actions or Proceedings pending or, to the knowledge of FFI, threatened against FFI or FFB that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 5.8 Licenses; Compliance With Law.

(a) Each of FFI and its Subsidiaries, including FFB, is in possession of all applicable FFI Licenses, and all such FFI Licenses are valid, and in full force and effect, and, to FFI’s knowledge, no suspension or cancellation of any of them is threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of FFI Licenses would not, individually or in the aggregate, have a Material Adverse Effect on or with respect to FFI and its Subsidiaries considered as a whole.

(b) Except as may be set forth to the contrary in Section 5.8(b) of the FFI Disclosure Schedule, neither FFI nor any of its Subsidiaries, including FFB, is in default or violation of any FFI Licenses or any Laws applicable to any of them or by which any material property or asset of FFI or any of its Subsidiaries is bound or affected, except in each case for any such defaults or violations which would not be expected to have, either individually or in the aggregate, a Material Adverse Effect on or with respect to FFI and its Subsidiaries considered as a whole.

(c) Except as otherwise set forth in Section 5.8(c) of the FFI Disclosure Schedule, FFB is not in default or violation of any FFI Licenses or any Laws applicable to FFB or by which any material property or asset of FFB is bound or affected, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other fair lending laws and other laws relating to discriminatory business practices, except in each case for any such defaults or violations that are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on or with respect to FFI and its Subsidiaries considered as a whole.

(d) FFB has not received written notice of any regulatory concerns regarding FFB’s compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

(e) FFI and its Subsidiaries, including FFB, have adopted such procedures and policies as are, in their reasonable judgment, necessary or appropriate for FFI, FFB and FFI’s other Subsidiaries to comply with Title III of the USA Patriot Act and, to the knowledge of FFI, FFB and FFI’s other Subsidiaries are in compliance therewith.

(f) Except as may otherwise be set forth in Section 5.8(f) of the FFI Disclosure Schedule, other than customary and ordinary periodic examinations by federal and state regulatory agencies, no investigation or review by any Governmental Entity with respect to FFI or FFB is pending, or to the knowledge of FFI has been threatened, nor has FFI nor since January 1, 2013 has FFI or FFB received any notification or communication from any Governmental Entity (A) asserting that FFI or FFB is not in compliance, in any material respect, with any of the Laws which such Governmental Entity enforces or (B) threatening to revoke any FFI License (nor, to FFI’s knowledge, do any grounds for any of the foregoing exist).

Section 5.9 SEC Filings; Financial Statements and Regulatory Reports.

(a) FFI has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents and filings required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 16, 2013, which is the effective date of the registration of its Shares under the Exchange Act (collectively, the “FFI SEC Filings”). None of FFI’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each FFI SEC Filing (i) as of the time it was filed, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as applicable, and (ii) did not at the time it was (or if subsequently amended or superseded by an FFI SEC Filing then on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) FFI’s Consolidated Financial Statements (including, in each case, any notes thereto) contained in the FFI SEC Filings were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such Consolidated Financial Statements fairly presented, in all material respects, the consolidated financial condition, results of operations and cash flows of FFI and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to FFI and its Subsidiaries taken as a whole).

(c) Except as and to the extent set forth otherwise on FFI’s 2014 Balance Sheet, between September 30, 2014 and the date hereof neither FFI does not have any consolidated liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet or in notes thereto prepared in accordance with GAAP consistently applied, except for liabilities or obligations (i) that, in the aggregate, are adequately provided for in the FFI Balance Sheet, (ii) incurred in the ordinary course of business between September 30, 2014 and the date hereof that would not, individually or in the aggregate, have a Material Adverse Effect with respect to FFI, or (iii) incurred or provided for in this Agreement.

(d) Each required form, report and document containing financial statements that FFI has filed with or furnished to the SEC subsequent to December 16, 2013 was accompanied by the certifications required to be filed or furnished by FFI’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied in all material respects with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither FFI nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. As of the end of the period covered by the most recently filed periodic report under the Exchange Act, FFI’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) were effective to provide reasonable assurance that material information, relating to FFI and its consolidated Subsidiaries, required to be included in any of the FFI SEC Filings, were made known to FFI management, including its Chief Executive Officer and Chief Financial Officer, respectively, on a timely basis.

(e) Each of FFI, FFB and FFI’s other Subsidiaries has filed all material documents and reports relating to any of them required to be filed with Regulatory Authorities. As of their respective dates, (i) all such reports conformed in all material respects with the requirements promulgated by such Regulatory Authorities and (ii) such documents and reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.10 Regulatory Matters. Except as may otherwise be set forth in Section 5.10 of the FFI Disclosure Schedule, neither FFI nor FFB (i) is, directly or indirectly, a party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority (a “FFI Regulatory Order”) or (ii) has been advised by, or has any knowledge of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any FFI Regulatory Order. Except as set forth on Section 5.10 of the FFI Disclosure Schedule, all compliance or corrective action relating to FFI or FFB required by any Regulatory Authority having jurisdiction over FFI or FFB has been taken, except where the failure to have taken any such action is not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on or with respect to FFI and its Subsidiaries taken as a whole. Each of FFI and FFB has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority. As of the date of its last Community Reinvestment Act examination, its Community Reinvestment Act rating was “Satisfactory”.

Section 5.11 Absence of Certain Changes or Events. Since December 31, 2013, except as specifically contemplated by, or as disclosed in, this Agreement or Section 5.11 of the FFI Disclosure Schedule, each of FFI and FFB has conducted its respective business in, and has not engaged in any material transaction other than according to, the usual and ordinary course consistent with past practice and since such date, there has not been:

(a) any Material Adverse Effect with respect to FFI or FFB or any event or development that would have, either individually or in the aggregate, a Material Adverse Effect on or with respect to FFI and its Subsidiaries taken as a whole;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by FFI or FFB, whether or not covered by insurance;

(c) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of FFI;

(d) any material change in any method of accounting or accounting practice by FFI or FFB;

(e) any agreement to do any of the above set forth in this Section 5.11, unless otherwise permitted herein.

Section 5.12 Taxes.

(a) Returns Filed and Taxes Paid. All Returns required to have been filed by or on behalf of FFI or its Subsidiaries (collectively and individually, members of the “FFI Group”) have been duly filed on a timely basis, subject to any applicable extensions. Such Returns are true, correct and complete. Since January 1, 2010, all Taxes due and payable by any members of the FFI Group (whether or not shown on any Return) have been paid in full on a timely basis, and no other Taxes are owing or payable by any member of the FFI Group with respect to items or periods covered by such Returns or with respect to any taxable period ending prior to the date of this representation and warranty for which a Return was due prior to such date. Since January 1, 2010, no written claim has ever been made by a Governmental Entity for any jurisdiction where FFI does not file Returns that any such member is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been taken in accordance with GAAP) on any of the assets of the FFI Group. Each member of the FFI Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign person or other third Person) in compliance with all tax withholding provisions of Applicable Law (including, without limitation, income, social security, employment tax withholding, sales and use, and withholding under Sections 1441 through 1446 of the Code). Since January 1, 2010, each member of the FFI Group has timely complied with all requirements under Applicable Laws relating to information reporting and withholding for customer and other accounts (including back up withholding and furnishing of Forms 1099 and all similar reports).

(b) Returns Furnished. FFI has made and caused its Subsidiaries and any other member of the FFI Group to make available to PRB true, correct and complete copies of all federal and state income tax returns that have been filed by the FFI Group for all periods ending on or after December 31, 2010.

(c) Tax Deficiencies; Audits. Except as otherwise set forth in Section 5.12(c) of the FFI Disclosure Schedule (i) no deficiencies have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing with respect to Taxes of the FFI Group or any member thereof that remain unpaid or have not otherwise been resolved; (ii) FFI is not a party to any outstanding action or proceeding for assessment or collection of Taxes, and no such action or proceeding has been, to the knowledge of FFI, threatened, against any members of the FFI Group or any of their assets; and (iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the FFI Group or any member thereof. Except as otherwise set forth in Section 5.12(c) of the FFI Disclosure Schedule, the Returns of the FFI Group for all tax years since January 1, 2007 have never been audited by a Governmental Entity (which term includes any taxing authority), nor is any such audit in process, pending or, to the knowledge of FFI, threatened.

(d) Membership in Affiliated Groups, Etc. Except as set forth in Section 5.12(d) of the FFI Disclosure Schedule, no member of the FFI Group has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) other than an affiliated group of which FFI was the parent. FFI and its Subsidiaries are not presently liable, nor does FFI or any of its Subsidiaries have any potential liability, for the Taxes of any Person other than members of the FFI Group (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), or (ii) as transferee, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect with respect to FFI.

(e) No Tax Sharing Agreements. Except as set forth in Section 5.12(e) of the FFI Disclosure Schedule, neither the FFI Group nor any member thereof is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing on account of the Tax obligations of any other Person (excluding agreements or arrangements with lenders, borrowers, vendors, landlords, and other Persons who are not members of the FFI Group whose principal purpose is to address matters other than Tax matters).

(f) No Private Letter Rulings. No private letter rulings, technical advice memoranda or similar rulings have been requested from, or issued by, any taxing authority that are, or if issued would be, addressed to FFI or FFB.

(g) Not a Real Property Holding Corporation. Neither FFI nor FFB has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Listed Transactions or Prohibited Reportable Transactions. No member of the FFI Group has engaged in any transaction that is: (i) the same or substantially similar to one of the types of transactions that the IRS has determined to be a reportable transaction, as set forth in Treasury Regulation Section 1.6011-4(b) (or any similar Law); (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder (or any similar state, local or foreign Law); or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder (or any similar state, local or foreign Law). FFI has disclosed on its tax returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Law).

(i) Not a Distributing or Controlled Corporation. Neither the FFI Group nor any member thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

Section 5.13 Insurance. FFI and its Subsidiaries are insured with reputable insurers under policies of insurance covering such risks and in such amounts as are prudent in accordance with prevailing banking industry practices. All such policies of insurance, or predecessor policies covering similar risks, have been in full force and effect continuously during the past five (5) years.

Section 5.14 Derivative Instruments. Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on or with respect to FFI and its Subsidiaries taken as a whole, all of the Derivative Instruments to which any of FFI or FFB is a party were entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by FFI and FFB, as applicable. Each of such Derivative Instruments is a legal, valid and binding obligation of FFI or FFB, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. Each of FFI and FFB has performed in all material respects all of their respective material obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of FFI and FFB, there are no breaches, violations or defaults or allegations or assertions of such by any other party to such Derivative Instruments which, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect on or with respect to FFI and its Subsidiaries taken as a whole.

Section 5.15 Accounting Records and Controls. FFI and FFB maintain records that fairly reflect, in all material respects, their transactions and dispositions of assets and maintain systems of internal accounting controls, policies and procedures designed to insure that (i) such transactions are executed in accordance with its management’s general or specific authorization, (ii) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

Section 5.16 Loan Portfolio and OREO. Except as set forth in Subsection 5.16 of the FFI Disclosure Schedule:

(a) FFI is not a party to any written or oral Loans which, as of December 31, 2013 or the date hereof, were 90 days or more delinquent in the payment of principal or interest or, to the knowledge of FFI, with respect to which any of the obligors thereunder was in default of any other provisions of its respective Loan agreements or related documents, except for matters that would, under FFI’s Loan policies, as consistently applied, be reasonably considered immaterial.

(b) Except as otherwise set forth in Subsection 5.16(b) of the FFI Disclosure Schedule, each Loan to which FFI is a party (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records as secured Loans, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable against such obligor and any guarantors thereof in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except where the failure of any Loan to satisfy any of the representations set forth in clauses (i), (ii) or (iii) of this Section 5.16(b) has not had and is not reasonably expected to have a Material Adverse Effect on FFI.

(c) Except as may otherwise be set forth in Subsection 5.16(c) of the FFI Disclosure Schedule, since December 31, 2013, no Person has made a written demand or request on FFI that it repurchase any Loan sold or transferred to such Person by FFI and, to the knowledge of FFI, FFI does not have any contingent Liabilities for the potential repurchase by it of any such Loans.

Section 5.17 Information in California Permit Application and Proxy Statement/Offering Circular. The information supplied by FFI or FFB for inclusion or incorporation by reference in the California Permit Application and the Proxy Statement/Offering Circular shall not (i) at the times when the California Permit Application is submitted and approved, (ii) on the dates when the Proxy Statement/Offering Circular (or any amendment or supplement thereto) is first mailed to the PRB Shareholders, (iii) at the times when the PRB Shareholders’ Meeting is held, and (iv) at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, under the circumstances when made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier FFI communication with respect to the solicitation of proxies for the PRB Shareholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, neither FFI nor FFB makes any representation or warranty with respect to any information supplied by PRB which is contained in or incorporated by reference in any of the foregoing documents.

Section 5.18 Brokers. Except as otherwise set forth in Section 5.18 of the FFI Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of FFI or any of its Subsidiaries.

Section 5.19 Mortgage Banking Operations.

(a) FFI has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by FFI has satisfied in all material respects, (i) all Applicable Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, sub-servicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between FFI and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except for any instances of non-compliance which have not had and are not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on FFI.

(b) No Agency, Loan Investor or Insurer has (i) made a claim in writing to FFI that FFI has violated or has not complied in any material respects with the applicable underwriting standards with respect to mortgage loans sold by FFI to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing any material restrictions on the activities (including commitment authority) of FFI, (iii) sought to have FFI repurchase a mortgage loan or (iv) indicated in writing to FFI that it has terminated or intends to terminate its relationship with FFI for poor performance, poor loan quality or concern with respect to FFI’s compliance with Laws, except for any instances which have not had and are not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on FFI. Except as disclosed in Subsection 5.19(b) of the FFI Disclosure Schedule, to the knowledge of FFI, FFI does not have any contingent liabilities for the potential repurchase of mortgage loans sold to any third party.

(c) For purposes of this Section 5.19, the terms “Agent”, “Loan Investor” and “Insurer” have the respective meanings ascribed to such terms in Subsection 4.23(c) above.

Section 5.20 Compliance with Policies. FFB has followed in all material respects its applicable internal credit, risk management, compliance and similar policies and procedures in conducting the operations which are subject to such policies.

Section 5.21 Confidentiality. FFI maintains safeguards designed to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers in accordance with the requirements of the GLB Act and other Applicable Laws.

Section 5.22 Reorganization Treatment. As of the date hereof, FFI does not have any knowledge of circumstances that would reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

Section 5.23 Material Adverse Effect. FFI is not aware of and does not have knowledge of any fact, event or circumstance that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on or with respect to FFI and its Subsidiaries taken as a whole.

ARTICLE VI

Mutual Covenants of the Parties

Section 6.1 Diligent and Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of FFI, FFB and PRB agrees to use its diligent and commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, advisable or desirable under Applicable Laws, so as to enable the Parties to consummate, as soon as reasonably practicable, the Merger and the other transactions contemplated hereby which are required to be performed prior to or at the Effective Time, including the satisfaction of the conditions set forth in this Agreement, and the Parties shall cooperate fully with each other to that end.

Section 6.2 Preparation of California Permit Application; Proxy Statement/Offering Circular.

(a) As promptly as reasonably advisable after the execution of this Agreement, FFI and PRB shall jointly prepare the necessary documents and FFI shall apply to obtain a permit (a “California Permit”) from the Commissioner of the DBO (the “California Commissioner”) (after a hearing before the Division of Corporations under Section 25142 of the CCSL, as defined below) pursuant to Section 25121 of the California Corporate Securities Law of 1968 (the “CCSL” and a related Proxy Statement/Offering Circular (the “Proxy Statement/Offering Circular”), so that the issuance of the FFI Shares in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption from registration contained in Section 3(a)(10) thereof. PRB shall cooperate with, and provide information to, FFI in connection with FFI’s application for the California Permit. PRB and FFI will respond to any comments from the California Commissioner and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing; provided, however, that FFI shall not be required to modify in any material way any of the terms and conditions of the Agreement. None of the information supplied by PRB to FFI in connection with the California Permit Application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. None of the information included by FFI in the California Permit Application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. For and in connection with the preparation and filing of the California Permit Application and Proxy Statement/Offering Circular:

(i) FFI shall cause the portions of the Proxy Statement/Offering Circular relating to this Agreement, the Merger and FFI and FFB to comply as to form in all material respects with and to satisfy in all material respects the applicable requirements of applicable Blue Sky Laws, the Exchange Act and the Securities Act and, in connection therewith, and FFI shall furnish such information about itself and FFB and their respective businesses, management and FFI’s consolidated financial condition and operating results, including its consolidated financial statements, as PRB may reasonably request for inclusion or incorporation in, and the Parties shall otherwise cooperate with each other in connection with the preparation and filing of, the California Permit and the Proxy Statement/Offering Circular.

(ii) PRB shall cause the portions of the Proxy Statement/Offering Circular that it is responsible for preparing as customarily included in proxy statements of state chartered banks for shareholder meetings at which a merger or other business combination or sale of assets transactions are submitted for a vote of shareholders, to comply as to form in all material respects with and to satisfy in all material respects the requirements of Applicable Law, including the rules and regulations and policies of the HDFI and the FDIC and the anti-fraud provisions of the Exchange Act and the related rules promulgated thereunder, including not only Section 10b-5, but also Section 14a-9 (which for purposes of this Agreement shall be deemed to apply to PRB) and the Securities Act and, in connection therewith, PRB shall furnish that information and such other information as FFI may reasonably request for inclusion or incorporation in the California Permit and the Proxy Statement/Offering Circular.

(iii) PRB and its counsel shall have not less than ten (10) days to review and comment on the California Permit Application prior to its initial filing with the California Commissioner and not less than five (5) days to review and comment on all amendments and supplements thereto and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the California Commissioner.

(iv) FFI shall notify PRB of the receipt of (A) any comments from the California Commissioner on the California Permit Application or the Proxy Statement/Offering Circular, (B) any requests by the California Commissioner for any amendments or supplements thereto or for additional information, and shall provide promptly to PRB copies of all correspondence between FFI or any of its representatives or advisors, on the one hand, and the California Commissioner, on the other hand. PRB will cooperate with FFI, by providing promptly to FFI, such information as it may reasonably request for purposes of preparing responses to any such comments as may be made and providing such information as may be requested by the California Commissioner.

(v) FFI shall use its commercially reasonable efforts to obtain the issuance of the California Permit by the California Commissioner as promptly as practicable after the California Permit Application has been filed with the California Commissioner and PRB shall provide FFI such cooperation therewith as FFI may reasonably request.

(vi) FFI shall use its commercially reasonable efforts to obtain all permits and approvals required under any applicable Blue Sky Laws’ in connection with the PRB Shareholders’ Meeting; provided, that, FFI shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject FFI to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(b) PRB covenants and agrees that the Proxy Statement/Offering Circular, and any amendments or supplements thereto, shall include the unanimous recommendation of the PRB Board that the PRB Shareholders vote in favor of (i) approval of the principal terms of this Agreement, (ii) the Merger and the consummation thereof and (iii) the other transactions contemplated hereby (the “PRB Board Recommendation”).

(c) Each of PRB and FFI further agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the California Permit Application or the Proxy Statement/Offering Circular to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, under the circumstances in which they were made, not false or misleading, to promptly inform the other Party thereof and to take, or assist with, the necessary steps to correct the California Permit Application or the Proxy Statement/Offering Circular (as the case may be).

(d) Except as may be required by Applicable Law, no amendment or supplement to the Proxy Statement/Offering Circular or the California Permit Application shall be made without the approval of both FFI and PRB, which approval shall not be unreasonably withheld or delayed by either of them. FFI shall advise PRB, promptly of (i) FFI’s receipt of any comments on, or any requests for additional information pertaining to or for any amendment or supplement to be made to, the Proxy Statement/Offering Circular or the California Permit Application, from the California Commissioner, (ii) the filing by FFI of any amendment or supplement to the Proxy Statement/Offering Circular or the California Permit Application with the California Commissioner, (iii) the issuance of the California Permit, or (iv) the issuance of any stop order or the suspension of the qualification of FFI Shares for offering or sale in any jurisdiction.

Section 6.3 PRB Shareholder Meeting and Approvals.

(a) Not later than forty-five (45) days immediately following the date of issuance of the California Permit, PRB shall seek and shall use its commercially reasonable efforts to obtain PRB Shareholder Approval, in accordance with the applicable provisions of the PRB Articles and the PRB Bylaws, the HBCA and HFC (as applicable) and this Agreement, at a duly called and noticed meeting of PRB Shareholders to be held for the purpose of considering and voting on the approval of the principal terms of this Agreement, the Merger and the other transactions contemplated by this Agreement and the consummation of the transaction’s contemplated hereby and thereby (the “PRB Shareholders’ Meeting”).

(b) By way of amplification and not limitation, PRB, acting through its Board of Directors, shall, in accordance with all applicable legal requirements and its articles of incorporation and by-laws, (i) call, give notice of, convene and hold a meeting of its shareholders on a date to be determined by mutual agreement of FFI and PRB (which agreement shall not be unreasonably withheld or delayed by either of them), but in no event later than the date required to enable PRB to meet its obligation under Section 6.3(a) above, (ii) recommend that PRB’s shareholders vote, at the PRB Shareholders’ Meeting, for the approval of (A) the principal terms of this Agreement, and (B) the Merger and the consummation of the Merger and (C) consummation of the other transactions contemplated hereby, (iii) take all lawful action to solicit such approval and (iv) take all other action necessary or advisable to secure the vote or consent of its shareholders as required by the HBCA or the HFC (as and to the extent applicable).

Section 6.4 Public Announcements. Any press release to be issued by PRB or FFI to announce the execution by the Parties of this Agreement shall be issued only in such form as shall be mutually agreed upon by PRB and FFI (which approval shall not be unreasonably withheld or delayed). Neither PRB nor FFI shall issue any other press release or otherwise make any public statement with respect to this Agreement and the Merger or which could reasonably be expected to affect the outcome of the voting by the PRB Shareholders on the Merger without first consulting and obtaining the prior consent of the other Party (which shall not be unreasonably withheld or delayed) to the issuance of such press release or the making of such public statement. Notwithstanding the foregoing provisions of this Section 6.4, however, if a Party concludes in good faith, after consultation with its legal counsel, that such Party is required by Applicable Law to issue such press release or make such public statement, then such Party may issue such a press release or make such a public statement, after consulting the other Party to the extent practicable under the circumstances, but without having to obtain the prior consent of the other Party. FFI and PRB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other.

Section 6.5 Appropriate Actions; Consents; Filings.

(a) Each Party hereto shall use its commercially reasonable efforts (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise in order to enable that Party to consummate and make effective Merger and the other transactions contemplated by this Agreement that are intended to be consummated prior to the Effective Time as promptly as practicable hereafter, (ii) to obtain from any Governmental Entity any Government Approvals required to be obtained or made by such Party or any of its Subsidiaries, or to avoid or cause to be withdrawn or terminated, without prejudice to the Parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger as contemplated hereby, and (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement or the Merger required under (A) the Bank Merger Act and the BHCA, (B) the HCFC and the HBCA, (C) the CFC and the CGCL; (D) the Securities Act, and any other applicable federal or state securities Laws, and (E) any other Applicable Law; provided, that each of the Parties shall cooperate with the others in connection with the preparation and making of all such filings, including, if requested and subject to Applicable Laws regarding the exchange of information, by providing copies of all such documents to the non-filing Party and its advisors at least two (2) Business Days prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith provided that the reviewing Party agrees to act reasonably and as promptly as practicable; provided further, that the Party responsible for any initial filings with Governmental Entities shall make such filings as soon as reasonably practicable under the circumstances then in effect, except that FFB will use its commercially reasonable efforts to file the Interagency Merger Application not later than thirty (30) days following the date of this Agreement; and provided further, that nothing in this Section 6.5(a) shall require the expenditure of money by FFI, FFB or PRB to a third party in exchange for any such consent (other than filing or processing fees). PRB and FFI shall furnish to each other all information reasonably required for any application or other filing under Applicable Law in connection with the transactions contemplated by this Agreement.

(b) Each Party shall give (or shall cause its respective Subsidiaries, if any, to give) any notices to third parties, and use, and cause its Subsidiaries to use, commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (ii) disclosed in the PRB Disclosure Schedule or the FFI Disclosure Schedule, as applicable. In the event that any Party hereto shall fail to obtain any such third party consent, that Party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the either of the other Parties hereto, to minimize any adverse effect on the consummation of the Merger, PRB, FFI and FFB and their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to have obtained such third party consent.

(c) The Parties shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such Governmental Approval will not be obtained, or that the receipt of any such Approval will be materially delayed or will be made subject to any Burdensome Condition (as defined in Subsection 9.1(c) below).

Section 6.6 Tax Treatment of the Merger. Each of FFI, FFB and PRB intends that the Merger qualify for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code and the Parties hereto hereby adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties and their Subsidiaries, respectively, both before and after the Effective Time, shall (i) use commercially reasonable efforts to cause the Merger to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause the Merger to fail to so qualify; and (iii) take the position for all purposes that the Merger so qualifies.

Section 6.7 Notification of Certain Matters. Each of FFI, FFB and PRB shall give prompt notice to the other of any fact, event or circumstance that becomes known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to any of the Parties hereto, or (ii) would cause or constitute a material breach of any of FFI’s or PRB’s respective representations, warranties, covenants or agreements contained herein.

Section 6.8 Human Resources Issues. Prior to making any formal company-wide written or oral communications to its employees (other than employees who are executive officers) about employee compensation or benefits after the Merger, PRB will consult in good faith with FFI and FFB regarding the nature and content of any such communications. Each of the Parties agrees to work in good faith with each other to facilitate the timely and accurate dissemination of information by PRB to its employees regarding matters related to the transactions contemplated by this Agreement in a manner designed to cause minimal disruption of its business and its relationships with its employees and to facilitate the transition of such relationships to the Surviving Party.

Section 6.9 No Control of the Business of any other of the Parties. Nothing contained in this Agreement shall give FFI or FFB, on the one hand, or PRB on the other, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VII

Covenants of PRB

Section 7.1 Conduct of Business by PRB Pending the Closing. PRB agrees that, except as set forth in Section 7.1 of the PRB Disclosure Schedule or as specifically required or permitted by any other provision of this Agreement or required by Applicable Law or the FDIC or HDFI, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, PRB shall: conduct its operations only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its business organizations and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, creditors, lessors, lessees, employees and business associates, subject, however, to PRB’s compliance with the provisions set forth hereinafter in this Section 7.1. In addition, PRB shall not take any action that PRB knows or reasonably believes, at the time it prepares to take or takes such action, would (i) materially adversely affect or delay the ability of PRB or FFI or FFB to perform on a timely basis any of their respective material obligations under this Agreement or the consummation of the Merger, or (ii) have a Material Adverse Effect with respect to PRB, FFI or FFB. By way of amplification and not limitation, except as set forth in Section 7.1 of the PRB Disclosure Schedule or as specifically required or permitted by any other provision of this Agreement or required by Applicable Law or the FDIC or HDFI, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, PRB shall not, directly or indirectly, do, or agree to do, or authorize the taking of, any of the following acts without the prior written consent of FFI:

(a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer, or encumber, any shares of its capital stock of any class or any other Equity Securities of PRB, other than the issuance of PRB Common Stock upon the exercise of PRB Options outstanding as of the date hereof in accordance with their terms;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material amount of property or assets (including Intellectual Property) or deposits of PRB, except pursuant to existing Contracts or commitments for the sale or purchase of property, assets or goods, or the pledge of securities in the ordinary course of business consistent with past practice; provided, that, FFI’s consent shall not be unreasonably withheld and such consent will be deemed granted by FFI if FFI has not provided PRB (via email, fax or otherwise in writing) an objection to such action within five (5) Business Days after FFI’s receipt of a written request by PRB for such consent;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(f) enter into any agreement or otherwise agree to acquire, directly or indirectly (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise), any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any interest therein;

(g) incur any indebtedness for borrowed money or issue any debt securities or trust preferred securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, other than deposits, federal funds borrowings, borrowings from the Federal Reserve Bank of San Francisco and borrowings from the Federal Home Loan Bank of Seattle which, in each case, have a maturity of one year or less and are incurred in the ordinary course of PRB’s business consistent with past practice; provided, that, FFI’s consent shall not be unreasonably withheld and such consent shall be deemed granted if PRB does not receive FFI’s consent thereto (via email, fax or otherwise in writing) within five (5) Business Days after FFI’s receipt of written notice of PRB’s written request by PRB for such consent;

(h) make any loan, loan commitment or renewal or extension thereof to any Person which, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person or any affiliate or immediate family member of such Person, exceeds $500,000, without first submitting complete loan package information, customarily submitted to the board of directors of PRB or the loan committee thereof in connection with obtaining approval of such action, to FFB’s chief credit officer for review at least five (5) full Business Days prior to taking such action; provided, that, if FFI reasonably objects (via email, fax or otherwise in writing) to such loan, loan commitment, renewal or extension prior to the end of that fifth Business Day, then PRB shall not make such loan, loan commitment or renewal or extension thereof, except that PRB may extend the term of any existing loan for a period of up to ninety (90) days on terms that are identical or more favorable to PRB (as compared to the terms in effect on the date hereof) without compliance with the foregoing restrictions; and the issuance of or the commitment to issue a letter of credit by PRB shall constitute a loan or loan commitment for purposes of Paragraph 7.1(h) and Paragraph 7.1(i);

(i) make any modification to any outstanding loan or loan commitment to any Person, which exceeds $500,000, without first submitting complete loan package information, customarily submitted to the board of directors of PRB or its loan committee in connection with obtaining approval of such action, to the chief credit officer of FFI for review at least five (5) full Business Days prior to taking such action and if FFI reasonably objects (via email, by fax or otherwise in writing) to such loan modification prior to the end of that fifth Business Day, then PRB shall not make such loan modification;

(j) materially change the characteristics of its loan portfolio, including loan types, risk profile, interest rates, terms, duration and other terms offered or, with respect to its mortgage banking business, materially change the characteristics, types or volumes of loans or products offered, its underwriting standards or its policies or procedures applicable or similar or related products or services;

(k) make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person, other than the acquisition of real estate through foreclosure in the ordinary course of business consistent with past practice, or purchase or acquire any securities of any kind, other than purchases of (i) direct obligations of, or obligations secured by the full faith and credit of, the United States of America with a remaining maturity at the time of purchase of one year or less, (ii) securities issued by U.S. Government Agencies, (iii) overnight federal funds, and (iv) certificates of deposits of any commercial bank with a remaining maturity at the time of deposit of one (1) year or less; provided, that, FFI’s consent shall not be unreasonably withheld and such consent will be deemed granted if FFI has not provided PRB (via email. fax or by other means) a written objection to such action within five (5) Business Days after FFI’s receipt of a written request by PRB for such consent;

(l) except as required by Applicable Law or regulation or by the FDIC or HDFI, (i) implement or adopt any material change in PRB’s interest rate and other risk management policies, procedures or practices, (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(m) take any action or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the Bank Secrecy Act, the anti-money laundering laws and regulations or the policies and procedures of PRB with respect to the foregoing;

(n) terminate, cancel or request any change in, or agree to any change in, or enter into any contract or agreement that calls for aggregate annual payments of $50,000 or more and is not terminable at will or on 30 days or less notice without payment of a premium or penalty, other than loans and loan participations in the ordinary course of business and consistent with past practice and in accordance with Paragraphs 7.1(h) and 7.1(i) above; provided, that, FFI’s consent shall not be unreasonably withheld and which consent will be deemed granted if FFI has not provided PRB (via email, fax or other means) a written objection to such action within five (5) Business Days after FFI’s receipt of a written request by PRB for such consent;

(o) (i) enter into, renew, make any new grants of awards under, or amend or otherwise modify, any employment, consulting, transition, termination, severance or Change of Control agreements or arrangements or increase the compensation or benefits payable or to become payable to its directors, officers or employees, other than increases in the compensation, in the ordinary course of business and consistent with past practice, of employees who are not officers with a title above vice president, provided that no such increase or increases shall result in an annual adjustment of more than 5% for any one individual and more than 2% of the aggregate cash compensation that is payable to all employees as a group; (ii) grant or increase any rights to severance or termination pay to, or enter into any employment, or severance or Change of Control agreement with, any director, officer or other employee of PRB; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, termination, severance or other plan, agreement, trust or fund (except for any employee health or life insurance plan, trust or fund available to PRB’s employees generally), policy or arrangement for the benefit of any director, officer or employee, except to the extent required by Applicable Law or this Agreement; or (iv) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any PRB Benefit Plan; provided, that, FFI’s consent shall not be unreasonably withheld and such consent shall be deemed granted if FFI has not provided PRB (via email, fax or by other means) a written objection to such action within five (5) Business Days after FFI’s receipt of a written request by PRB for such consent;

(p) hire any Person as an employee of PRB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.12 of the PRB Disclosure Schedule, (ii) Persons hired to fill any vacancies arising after the date hereof at a base salary and bonus equal to or less than the person whose departure created the vacancy, provided that such employment is terminable at will by PRB at any time prior to and after the consummation of the Merger, and (iii) any Person hired to fill a newly created position with PRB if such Person’s base salary and bonus, in each case considered on an annual basis, will not exceed $40,000 during his or her first year of employment; provided, that, FFI’s consent shall not be unreasonably withheld and such consent will be deemed by granted if FFI has not provided PRB (via email, fax or by other means) a written objection to such action within five (5) Business Days after FFI’s receipt of a written request by PRB for such consent;

(q) accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice; provided, that, FFI’s consent shall not be unreasonably withheld and which consent shall be deemed granted if FFI has not provided PRB (via email, fax or by other means) a written objection to such action within five (5) Business Days after FFI’s receipt of a written request by PRB for such consent;

(r) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any PRB Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, ERISA or the express terms of any such Plan;

(s) forgive any loans to or enter into any transactions, outside the ordinary course of PRB’s business with any of its directors, officers or employees or any of the immediate family members of or any Person with respect to which any such director, officer or employee is an Affiliate;

(t) make any material change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(u) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration for an expense that was not accrued for on the PRB 2014 June Balance Sheet in an amount in excess of $25,000, individually, or $50,000 in the aggregate or which would impose any material restriction on the business of PRB or FFI or any of their respective Subsidiaries or would reasonably be expected to create a precedent for claims that are reasonably likely to be material to PRB or FFI or any of their respective Subsidiaries; provided, that, FFI’s consent thereto shall not be unreasonably withheld and such consent shall be deemed granted such consent will be deemed by granted if FFI has not provided PRB (via email, fax or other means) a written objection to such action within five (5) Business Days after FFI’s receipt of a written request by PRB for such consent;

(v) make or change any material tax election, change any annual Tax accounting period, adopt or change any method of accounting, settle or compromise any material liability for Taxes, amend any Tax Return, or file for any refund for Taxes, other than as may be required by order, decree or ruling of or judgment entered by a Governmental Entity that is not appeable; consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such act or omission would have the effect of materially increasing the tax liability of the Surviving Party for any period after the Closing Date.

(w) make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate, or as described on Section 7.1(v) of the PRB Disclosure Schedule; provided, that, FFI’s consent shall not be unreasonably withheld and which consent shall be deemed granted if FFI has not provided PRB (via email, fax or other means) a written objection thereto within five (5) Business Days of FFI’s receipt of a written request for such consent from PRB; or

(x) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 7.1.

Section 7.2 PRB Requirement to Provide Certain Reports. Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, PRB shall provide to FFI, on a monthly basis, a schedule of Loans that have been classified in the manner described in Section 4.22(a) above, and any Loan the classification of which is changed to a lower classification or to “Other Real Estate Owned”, after the date of this Agreement.

Section 7.3 Access to Information; Confidentiality. From the date of this Agreement to the Effective Time, PRB shall, subject to Applicable Law, (a) provide to FFI and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of PRB and to the books and records thereof and (b) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of PRB as FFI and its Representatives may reasonably request, provided that such access and furnishing of information could not reasonably be expected to (i) materially impair PRB’s ability to conduct its operations in the ordinary course of business; (ii) result in the waiver of privilege protecting communications between PRB and its legal counsel; (iii) violate any confidentiality agreement or similar agreement or arrangement to which PRB is a party; or (iv) contain information concerning any of the transactions contemplated by this Agreement and negotiations thereof, except as otherwise specifically required by this Agreement (provided that the inclusion of such information in the Proxy Statement/Offering Circular or in any applications required to be filed with any Regulatory Authorities in order to obtain required approvals, consents or permits shall not be prohibited by this clause (iv)). With respect to the information disclosed pursuant to this Section 7.3, the Parties shall comply with all of their respective confidentiality and other obligations under that certain Non-Disclosure Agreement dated February 11, 2014, previously executed by FFB and PRB (the “Confidentiality Agreement”).

Section 7.4 No Solicitation of Acquisition Proposals; No Change in PRB Board Recommendation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, PRB shall not, and shall cause each of its Representatives to not, directly or indirectly, (i) encourage, initiate, solicit or take any other action designed to facilitate an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate the submission of any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions with any Person with respect to an Acquisition Proposal, except to notify such person as to the existence of these provisions and refer such person to this Agreement; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle or similar document or instrument or any other agreement, commitment or understanding (written or oral) contemplating, providing for or otherwise relating to any Acquisition Proposal. PRB shall, and shall cause its Representatives to, immediately cease and terminate any existing or currently on-going solicitation or encouragement activities, or discussions or negotiations with any Person, other than FFI or FFB or any of their respective Affiliates (any such other Person, a “Third Party”), with respect to a possible Acquisition Proposal or any other transaction which may reasonably be expected to lead to an Acquisition Proposal. PRB further agrees that it will not, and it will not authorize any of its Representatives to, release any Person from any confidentiality or standstill agreement to which PRB is a party, or grant any waiver, request or consent under, or fail to enforce, any such confidentiality or standstill agreement. Promptly after the date of this Agreement, PRB shall instruct each Third Party that has heretofore executed a confidentiality or standstill agreement relating to or contemplating a possible Acquisition Proposal to promptly return or destroy all information, documents and materials relating to such possible Acquisition Proposal or to PRB, its business or operations or future prospects heretofore furnished by PRB or any of its Representatives to such Third Party or to any of such Third Party’s Representatives in accordance with the terms of such confidentiality or standstill agreements. It is understood and agreed that any violation in any material respect of any of the restrictions or prohibitions contained in this Subsection 7.4(a) by any Representative of PRB shall be deemed a breach of this Subsection 7.4(a) by PRB.

(b) Notwithstanding the restrictions set forth in Subsection 7.4(a) above, if at any time prior to the obtaining of the PRB Shareholder Approval, (i) PRB or the PRB Board or any of their respective Representatives receives an unsolicited bona fide written Acquisition Proposal from a Third Party, (ii) the PRB Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is, or would reasonably be expected to result in or lead to, a Superior Proposal and that the failure by the PRB Board to take any of the Permitted Actions (as defined below) would be reasonably likely to constitute a violation of the fiduciary duties of PRB Board to PRB’s shareholders under Applicable Law (such determinations, the “Required Determinations”), then, PRB and its Representatives may furnish non-public information to, or enter into discussions or negotiations with, the Third Party that has made such Acquisition Proposal or any Representatives of such Third Party (the “Permitted Actions”), provided that (i) PRB promptly notifies FFI of the receipt of such Acquisition Proposal and furnishes a copy thereof to FFI, (ii) any non-public information with respect to PRB or its business or operations shall be furnished by PRB to the Third Party and its Representatives only pursuant to a confidentiality agreement that contains terms no less favorable to PRB than the terms of the PRB-FFI Confidentiality Agreement (except that such confidentiality agreement with the Third Party shall contain additional provisions that expressly permit PRB to comply with the provisions of this Section 7.4), and (iii) PRB simultaneously delivers a copy of all such information to FFI or FFB to the extent such information has not previously been so furnished to either of them.

(c) Except as otherwise permitted by Subsection 7.4(d) below, neither the PRB Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or resolve, or propose publicly, to withdraw, qualify, modify, change or amend) in any manner adverse to FFI or FFB, the PRB Board Recommendation, or fail to include the PRB Board Recommendation in the Proxy Statement, (ii) approve or recommend, or resolve or propose publicly to approve or recommend, any Acquisition Proposal received from any Third Party (any of the foregoing in clause (i) or (ii), a “PRB Change in Recommendation”), (iii) take any action to exempt any Person (other than FFI and FFB and their respective affiliates) from the restrictions contained in any applicable Takeover Law (as hereinafter defined) or otherwise cause such restrictions not to apply, (iv) enter into any agreement, agreement-in-principle or letter of intent (written or oral) with respect to, or accept, any Third Party Acquisition Proposal, or (v) enter into any agreement, agreement-in-principle or letter of intent (written or oral) requiring PRB (whether or not subject to any conditions) to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by, or to breach any of its obligations under, this Agreement. For purposes of this Agreement, the term “Takeover Laws” means any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations that may purport to be applicable to the Merger or any of the other transactions contemplated by this Agreement.

(d) Notwithstanding any provisions in this Section 7.4 to the contrary, at any time prior to the receipt of the PRB Shareholder Approval, but subject to the performance by PRB of all of its covenants and obligations set forth below in this Subsection 7.4(d) and in Subsection 7.4(e), the PRB Board may:

(i) in the absence of an Acquisition Proposal, make a PRB Change in Recommendation if a material event or change in circumstances has occurred after the date hereof that was not known or reasonably foreseeable and was not the result of any act or omission by PRB or any of its Representatives and, at any time prior to PRB’s receipt of the PRB Shareholder Approval, the PRB

Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such event or change in circumstances makes it reasonably likely that any of the conditions to the consummation of the Merger that are set forth in Article IX or X will not be satisfied and the failure to make such PRB Change in Recommendation would be reasonably likely to violate the fiduciary duties of PRB Board to PRB’s shareholders under Applicable Law (a “Change in Recommendation Determination”); or

(ii) if the PRB Board has received, at any time prior to the receipt of the PRB Shareholder Approval, a written, bona fide Acquisition Proposal (that has not been withdrawn) and that constitutes a Superior Proposal, and such Acquisition Proposal shall not have resulted from a breach or violation of Subsection 7.4(a) above, whether by PRB or any of its Representatives, then the PRB Board may terminate this Agreement pursuant to Subsection 12.1(e) below, to authorize and allow PRB to enter into a written agreement or understanding with respect to the transaction provided for or contemplated by such Superior Proposal.

(e) Notwithstanding anything to the contrary that may be set forth elsewhere in this Section 7.4, neither PRB nor any of its Representatives shall take any of the actions otherwise permitted by Subsection 7.4(d), unless and until it has complied with the following obligations:

(i) PRB shall have provided to FFI prompt written notice (a “Change in Recommendation Notice”), advising FFI of the decision of the PRB Board to take either of the actions set forth in Subsection 7.4(d)(i) or 7.4(d)(ii) and the reasons it is proposing to take such action, including, in the case of its receipt of a Superior Proposal, the identity of the Person making such Superior Proposal, the most current written draft agreement relating to the transactions provided for or contemplated by such Superior Proposal and all related transaction agreements to which PRB would be a party;

(ii) PRB shall have given FFI a period of five (5) Business Days following the date on which PRB delivered the Change in Recommendation Notice to FFI, to propose revisions to the terms of this Agreement or make another proposal to PRB and, if FFI proposes to revise the terms of this Agreement or make another proposal, PRB shall have, during such five (5) Business Day period, negotiated in good faith with FFI the terms and conditions of such proposed revisions or other proposal (it being agreed that any material changes to any such Superior Proposal shall require delivery of a new Superior Notice Proposal to FFI, a new period of five (5) Business Days thereafter for FFI to propose revisions to the terms of this Agreement or make another proposal to PRB and for negotiations between FFI and PRB with respect thereto);

(iii) in the case of a proposed PRB Change in Recommendation in the absence of a Third Party Acquisition Proposal (as described in paragraph (i) of this Subsection (d)), the PRB Board shall have made the required Change in Recommendation Determination; and

(iv) in the case of a proposed termination of this Agreement by PRB that results from PRB’s receipt of a Third Party Acquisition Proposal, the PRB Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel and after considering the results of such negotiations with and giving effect to any proposals made by FFI, that such Third Party Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be reasonably likely to violate the fiduciary duties of the PRB Board to PRB’s shareholders under Applicable Law; and

(v) PRB shall have paid the Termination Fee (as defined in Subsection 12.2(b) below) to FFI in the manner and within the time period set forth in Subsection 12.2 (b).

(f) Nothing contained in this Section 7.4 shall prohibit PRB or the PRB Board from (i) taking and disclosing to the holders of PRB’s Shares a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A under the Securities Act (as if the PRB Shares were registered under the Exchange Act), or (ii) making any disclosure to the holders of the PRB Shares if, in the good faith judgment of PRB Board (after consultation with outside counsel), failure to do so would be inconsistent with the obligations of PRB or the PRB Board under Applicable Law (including PRB Board’s duties of good faith and candor to the holders of the PRB Shares), subject to compliance by PRB with any applicable requirements of this Section 7.4. For the avoidance of doubt, this Section 7.4 shall not limit any of FFI’s rights under Article 12 below in respect of any such position taken or disclosure made by PRB or the PRB Board.

(g) In addition to the other obligations of PRB set forth in this Section 7.4, PRB shall promptly, and in any case within forty-eight (48) hours of its receipt, advise FFI orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry (including the identity of the Third Party that made such request, Acquisition Proposal or inquiry (as the case may be) and a copy of all written materials provided, whether by such Third Party to PRB or by PRB to such Third Party, in connection therewith). PRB shall keep FFI informed on a reasonably current basis of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

Section 7.5 Resignations. Except as otherwise agreed in writing by FFI, PRB shall obtain from each PRB director and executive officer a resignation, in writing, resigning all of his/her positions with PRB as a director and/or executive officer, effective as of the Effective Time.

Section 7.6 Certain Additional Reports and Financial Information. During the period between the date hereof and the earlier of the Closing Date or the termination of this Agreement, PRB shall provide the following reports and information to FFB:

(a) on a monthly basis, a schedule of Loans that are or have been required, under PRB’s loan policies or by the FDIC or HDFI, to be categorized as Classified Loans or troubled debt restructurings and any Classified Loan or troubled debt restructuring with respect to which the classification has been changed to a lower classification or to Other Real Estate Owned, after the date of this Agreement;

(b) within fifteen (15) days following the end of each calendar month, internally prepared unaudited financial statements, comprised of a balance sheet as of the last day of such month, together with related statements of operations and cash flows for that month;

(c) not later than thirty (30) days after the end of each calendar quarter, a copy of the Call Report filed by PRB with the FDIC for such quarter; and

(d) such additional financial statements and financial and statistical data as FFB may reasonably request of PRB.

None of the above-described schedules, reports or other financial information or statistical data required to be provided by PRB to FFB pursuant to this Section 7.8 will (i) have or contain any untrue statement of a material fact, or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 7.7 Updated PRB Disclosure Schedule. No later than 72 hours prior to the Effective Time of the Merger, PRB shall update the PRB Disclosure Schedule to the fifth (5th) Business Day prior to the Effective Time of the Merger, and a draft of the updated PRB Disclosure Schedule shall be delivered to FFI; provided, however, that such update of the PRB Disclosure Schedule shall not in any way affect the representations and warranties set forth in Article IV of this Agreement and shall not be considered to modify any of PRB’s representations or warranties contained in Article IV of this Agreement for purposes of determining whether or not the condition precedent set forth in Section 11.1(a) below has been satisfied by PRB.

ARTICLE VIII

Covenants of FFI and FFB

Section 8.1 Access to Information; Confidentiality. From the date of this Agreement to the earlier of the Effective Time or termination of this Agreement, FFI shall, and shall cause each of its Subsidiaries and each of their respective Representatives to, subject to Applicable Law, (a) provide to PRB and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of FFI and its Subsidiaries and to the books and records thereof and (b) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of FFI and its Subsidiaries as PRB and its Representatives may reasonably request, provided that such access and furnishing of information does not (i) materially impair FFI’s ability to conduct its operations in the ordinary course of business; (ii) result in the waiver of privilege protecting communications between FFI or FFB and any of their legal counsel; or (iii) violate any confidentiality agreement or similar agreement or arrangement to which FFI or FFB is a party. With respect to the information disclosed pursuant to this Section 8.1, the Parties shall comply with all of their respective confidentiality and other obligations under the Confidentiality Agreement.

Section 8.2 Issuance and Reservation of FFI Common Stock. Prior to the Closing, FFI shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement the FFI Shares that may be required to be issued hereunder. All FFI Shares, when issued and delivered pursuant to and in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable and free of all Liens and, except for Shares issued in the Merger to affiliates of PRB that are subject to Rule 145 under the Securities Act, shall be free of restrictions on transfer. FFI also shall cause all FFI Shares to be received by PRB Shareholders in the Merger to be issued in compliance with the Securities Act and all applicable Blue Sky Laws.

Section 8.3 Directors and Officers Indemnification and Insurance.

(a) PRB shall be entitled to purchase, prior to the Effective Time, an extended policy endorsement under PRB’s existing policy of officers’ and directors’ liability insurance in a form mutually acceptable to PRB and FFI which provides coverage for three (3) years from the Effective Time for claims arising from facts or events that occurred prior to the Effective Time (the “Tail Policy”).

(b) For a period of three (3) years after the Effective Time, FFI shall, and shall cause FFB to indemnify the executive officers and directors of PRB substantially in accordance with the indemnification provisions contained in the PRB Articles and the PRB Bylaws as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal Laws.

(c) In the event that either FFI or FFB or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FFI or FFB, as applicable, shall assume the obligations set forth in Section 8.3(b) (it being understood and agreed that selling FFI or FFB to, or merging either entity into, another entity with different indemnity provisions that provide substantially similar coverage will not be a breach of this covenant).

(d) The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each director and executive officer of PRB and his or her heirs and representatives.

Section 8.4 NASDAQ Listing. FFI shall use its commercially reasonable efforts to cause the FFI Shares to be issued in the Merger to be listed on NASDAQ on notice of their issuance.

Section 8.5 Employees. From and after the Effective Time, FFI agrees that any former employees of PRB who continue employment with FFI or FFB (such employees “Continuing Employees”) will be eligible to participate in the employee benefit plans of FFI (including any severance plan maintained by FFI) on substantially the same terms and conditions of similarly situated employees of FFI or FFB, as applicable. FFI will cause such employee benefit plans to take into account for purposes of eligibility and vesting thereunder service by such Continuing Employees as if such service were with FFI or FFB, to the same extent that such service was credited under a comparable plan of PRB (except to the extent it would result in a duplication of benefits). Nothing herein shall limit the ability of FFI (i) at any time or from time-to-time to amend or terminate any of the Benefit Plans in accordance with their terms or (ii) to terminate at any time after the Effective Time, the employment of any former PRB employees. Subject to Applicable Law, FFB shall provide the severance benefits set forth in Section 8.5 of the FFI Disclosure Schedule to each PRB employee whose employment is terminated by FFB without cause within 365 days of the Closing Date.

Section 8.6 Registration Statement.

(a) In the event that the California Commissioner (i) denies the California Permit or (ii) does not issue the California Permit, or if the Parties mutually determine that they will not receive the California Permit, by March 31, 2015 (the earlier of such dates, the “Determination Date”), then FFI shall file a registration statement on Form S-4 with the SEC (the “Registration Statement”) for purposes of registering, under Section 5 of the Securities Act, the offer and sale of the shares of FFI Common Stock pursuant to this Agreement that will, in such event, be made by means of the Proxy Statement and a related prospectus (the “Proxy Statement/Prospectus”) for the PRB Shareholder Approval. In such an event, FFI shall use its commercially reasonable efforts (i) to prepare and file the Registration Statement as soon as is reasonably practicable under the circumstances then in effect, and (ii) to cause the Registration Statement to be declared effective as soon as reasonably practicable thereafter.

(b) In the event that it becomes necessary, pursuant to the provisions of this Section 8.6, for FFI to file a Registration Statement with the SEC, then those of the following terms and phrases that are contained in Section 6.2 and Section 6.3 of, or elsewhere in, this Agreement shall thereafter have the respective meanings set forth below:

Existing Terms or Phrases	New Meanings of Terms if a Registration Statement is filed pursuant to Section 8.6(a)

California Permit Application	Registration Statement
Proxy Statement/Offering Circular	Proxy Statement/Prospectus
California Commissioner	SEC
California Permit	Effectiveness of the Registration Statement
issuance of the California Permit	declaration of the effectiveness of the Registration Statement by the SEC

Section 8.7 Updated FFI Disclosure Schedule. No later than 72 hours prior to the Effective Time of the Merger, FFI shall update the FFI Disclosure Schedule to the fifth (5th) Business Day prior to the Effective Time of the Merger, and a draft of the updated FFI Disclosure Schedule shall be delivered to PRB; provided, however, that such update of the FFI Disclosure Schedule shall not in any way affect the representations and warranties set forth in Article V of this Agreement and shall not be considered to modify such representations and warranties for purposes of for purposes of determining whether or not the condition precedent set forth in Section 10.1(a) below has been satisfied.

ARTICLE IX

Conditions to the Obligations of All Parties to Consummate the Merger

Section 9.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to consummate the Merger and any other transactions to be consummated pursuant hereto at the Effective Time shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing, by any Party, in whole or in part, if and to the extent permitted by Applicable Law:

(a) Shareholder Approval. PRB Shareholder Approval shall have been obtained in accordance with Applicable Law and the provisions of this Agreement.

(b) No Order; No Governmental Litigation. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order which is in effect and prevents or prohibits consummation of the Merger, and no litigation or court or administrative proceeding shall be pending against FFI, FFB or PRB brought by any Governmental Entity seeking to prevent consummation of the transactions contemplated hereby;

(c) Governmental Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity (each, a “Governmental Approval” or collectively, “Governmental Approvals”) required to be obtained by FFI, FFB or PRB, respectively, to permit the Merger to be consummated as contemplated herein shall have been obtained and all statutory waiting periods in respect thereof shall have expired, and no such Governmental Approvals shall contain any conditions, restrictions or requirements not in effect prior thereto which (i) would reasonably be expected to restrict the business of FFI, FFB or any of other Subsidiaries of FFI, increase the costs to

FFI, FFB or any such other Subsidiary of doing business or impose any other conditions or restrictions on FFI, FFB or any of FFI’s other Subsidiaries that would, following the Effective Time, have a Material Adverse Effect on or with respect to FFI, or any of its Subsidiaries, including FFB, or (ii) would require FFI or FFB or any other FFI Subsidiary to sell or otherwise dispose of any material portion of its respective assets either before or after the Effective Time (such restrictions and conditions, collectively, “Burdensome Conditions”). For purposes hereof, the imposition by the FDIC of a condition on its Approval of the Merger that FFB maintain a Tier 1 Leverage Ratio of eight percent (8%) shall not constitute a Burdensome Condition.

(d) Non-Governmental Consents and Approvals. The consents and other approvals, listed on Section 9.1(d) of the PRB Disclosure Schedule, of non-governmental Persons to the consummation of the Merger (each, a “Third Party Consent”), shall have been obtained without the imposition, as of or following the Effective Time, of any Burdensome Conditions on PRB, FFI or FFB that were not in existence prior to the time any such consents or approvals were sought.

(e) California Permit/Effectiveness of Registration Statement. The California Permit shall have been granted by the California Commissioner prior to the Termination Date and shall be in full force and effect; provided, however, that if FFI shall have filed a Registration Statement with the SEC pursuant to Section 8.6 above, this condition will have been satisfied if (i) that Registration Statement is declared effective by the SEC, and (ii) the SEC shall not have issued a stop order with respect thereto prior to the holding of the PRB Shareholders’ Meeting.

ARTICLE X

Conditions to Obligations of PRB

Section 10.1 Conditions to Obligations of PRB. The obligations of PRB to consummate the Merger and any other transactions contemplated hereby that are required to be consummated by the Effective Time shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived in writing by PRB, in whole or in part, if and to the extent permitted by Applicable Law:

(a) Representations and Warranties. Other than with respect to the representations and warranties of FFI set forth in Sections 5.1, 5.2, 5.3, 5.5 and 5.22 hereof, the representations and warranties of FFI contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality and Material Adverse Effect, shall be true and correct on the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to FFI, FFB or any of their respective Subsidiaries. On the other hand, the representations and warranties of FFI contained in Sections 5.1, 5.2, 5.3, 5.5 and 5.22 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made again on and as of the Closing Date (or, if given as of a specific date, at and as of such date).

(b) Performance. FFI shall have performed in all material respects all of its agreements and covenants in this Agreement, taken as a whole, required to be performed by it on or prior to the Effective Time.

(c) No Material Adverse Effect. There shall not have been, subsequent to June 30, 2014, a Material Adverse Effect with respect to FFI and its Subsidiaries, including FFB, considered as a whole.

(d) NASDAQ Listing. The Merger Shares will become listed for trading on NASDAQ on notice of their issuance.

(e) Officer’s Certificate. PRB shall have received a certificate, dated as of the Effective Time, signed on behalf of FFI and FFB by FFI’s Chief Executive Officer or Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 10.1(a)-(d) above.

ARTICLE XI

Conditions to Obligations of FFI and FFB

Section 11.1 Conditions to Obligations of FFI and FFB. The respective obligations of FFI and FFB to effect the Merger and to consummate any other transactions contemplated hereby that are required to be consummated by the Effective Time shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by FFI (on behalf of itself and FFB), in whole or in part, if and to the extent permitted by Applicable Law:

(a) Representations and Warranties. Other than with respect to the representations and warranties of PRB set forth in Sections 4.1, 4.2, 4.3, 4.5 and 4.34 hereof, the representations and warranties of PRB contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality and Material Adverse Effect, shall be true and correct on the date of this Agreement and as of the Closing Date as if made again and anew on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRB. On the other hand, the representations and warranties of PRB contained in Sections 4.1, 4.2, 4.3, 4.5 and 4.34 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made again on and as of the Closing Date (or, if given as of a specific date, at and as of such date).

(b) Performance. PRB shall have performed in all material respects all of its agreements and covenants contained in this Agreement, taken as a whole, required to be performed by it on or prior to the Effective Time.

(c) No Material Adverse Effect. There shall not have been, subsequent to June 30, 2014, a Material Adverse Effect on or with respect to PRB.

(d) Core Deposit Retention. As of the month-end prior to the Effective Time, the dollar volume of Core Deposits (defined below) at PRB shall be not less than $105 Million ($105,000,000). For purposes of this paragraph 11.1(f), “Core Deposits” shall be defined to mean total deposits less (i) all brokered deposits (as such deposits are defined by the regulations of the FDIC at 12 C.F.R. § 337.6(9)(2)); (ii) all deposits generated from the use of deposit listing services; and (iii) all certificates of deposit opened after the date of this Agreement with a maturity of one year or longer that have an interest rate at the date they are opened that is greater than 85% of the rate for Jumbo Deposits for the corresponding term as listed on the National Rate and Rate Caps, published weekly by the FDIC, in effect at the date the certificate of deposit is opened.

(e) Dissenters’ Rights. PRB Shareholders owning of record or beneficially shares of PRB Common Stock that are entitled to vote on approval of the Merger representing no more than ten percent (10%), in the aggregate, of the outstanding voting power of PRB, complied with the requirements of Section 414-352 of the HBCA entitling them to payment for their PRB shares under Part XIV of the HBCA.

(f) Officer’s Certificate. FFI shall have received a certificate, dated as of the Effective Time, signed on behalf of PRB by its Chief Executive Officer or Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 11.1(a)-(e) hereof

(g) FIRPTA Certification. PRB shall have delivered to FFI a certification in a form reasonably acceptable by FFI for purposes of satisfying FFI’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE XII

Termination, Amendment and Waiver

Section 12.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether by action taken or authorized by the Board of Directors of the terminating Party or Boards of Directors of the terminating Parties, as the case may be, whether before or after this Agreement and the Merger have been approved by PRB’s Shareholders:

(a) By mutual written consent of FFI, FFB and PRB pursuant to the authorization and approval of their respective Boards of Directors.

(b) By written notice of either FFI or PRB to the other, if the Effective Time shall not have occurred on or before September 30, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement shall have been a principal reason for or a principal cause of the failure of the Effective Time to occur on or before such Termination Date. For avoidance of doubt, the Parties agree that this Agreement will not terminate automatically because the Effective Time has not occurred by the Termination Date; but, instead, will in such event continue in effect until a Party hereto that is entitled to terminate this Agreement pursuant to this Subsection 12.1(b) provides the other Party or Parties with a written termination notice prior to the consummation of the Merger.

(c) By written notice of either FFI or PRB to the other, if:

(i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or

(ii) any Governmental Entity whose Approval is required pursuant to Section 9.1(c) above has: (A) denied such Approval and such denial has become final and nonappealable, (B) has requested that the application for the issuance by it of any Governmental Approval be withdrawn and not resubmitted, or (C) will only issue a Governmental Approval that includes or provides for a Burdensome Condition; provided that the Party seeking to terminate this Agreement pursuant to this Subsection 12.1(c) shall have used its commercially reasonable efforts to resist or lift any such order, decree, ruling, injunction, restraint or prohibition or to prevent or lift any denial of any Governmental Approval or to prevent the imposition of any Burdensome Condition on any such Governmental Approval, or

(iii) any Person from whom a Third Party Consent is required refuses to give such Consent or imposes any Burdensome Condition on or in connection with the granting of such Third Party Consent; provided that the Party seeking to terminate this Agreement pursuant to this Subsection 12.1(c) shall have used its commercially reasonable efforts to have obtained such Third Party Consent or to prevent the imposition of any Burdensome Condition thereon (as the case may be).

(d) By written notice from FFI to PRB, if:

(i) PRB or any of its Representatives shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any of its covenants or obligations, or PRB shall have failed to satisfy in any material respect any of the conditions, contained in Section 7.4; or

(ii) the PRB Board shall have made or resolved to make a PRB Change in Recommendation or the PRB Board has approved or PRB has entered into an agreement or understanding with respect to any Acquisition Proposal, whether or not in compliance with Subsection 7.4(d) above; or

(iii) the PRB Board shall have failed to reconfirm PRB Recommendation promptly, and in any event within fifteen (15) days following FFI’s request that it do so provided that FFI shall not make more than two (2) such requests; or

(iv) any director or officer of PRB that has entered into a Voting Agreement with FFI materially breaches any of his or her representations or warranties or any of his or her covenants or obligations contained in such Voting Agreement, including, but not limited to, the covenant (A) to vote his or her PRB Shares in favor of the approval of this Agreement and the Merger, (B) to vote against any Acquisition Proposal; provided, that such breach could reasonably be expected to materially impede or delay or prevent the consummation of the Merger and cannot be or has not been cured by the earlier of the fifteenth (15th) day after the giving of written notice thereof to such breaching PRB director or officer or the Termination Date; or

(v) if any of the condition precedents set forth in Subsection 11.1(c), Subsection 11.1(d) or Subsection 11.1(e) has not been satisfied by the Termination Date.

By written notice from PRB to FFI, if PRB or the PRB Board has received a written, bona fide Acquisition Proposal (that has not been withdrawn) which constitutes a Superior Proposal and the PRB Board or any committee thereof has approved an agreement that contemplates the consummation by PRB of that Acquisition Proposal; provided, that PRB and the PRB Board (i) are not in breach of any of their respective material obligations under Section 7.4 above and (ii) have complied in all material respects with all of the requirements and obligations set forth in Section 7.4 of this Agreement.

(e) By written notice from PRB to FFI, if PRB or the PRB Board has received a written, bona fide Acquisition Proposal (that has not been withdrawn) which constitutes a Superior Proposal, and the PRB Board or any committee thereof approves, or PRB enters into, any agreement that contemplates the consummation by PRB of an Acquisition Proposal with the Person who submitted, or on whose behalf there was submitted, such Acquisition Proposal or with any Affiliate thereof; provided, that PRB and the PRB Board (A) are not in breach of any of their respective material obligations under Section 7.4 above and (B) have complied in all material respects with all of the requirements and obligations set forth in Subsections 7.4(d) and 7.4(e) above.

(f) By written notice from FFI to PRB, if (i) PRB shall have breached any of its representations or warranties, or breached or failed to perform any of its agreements or covenants contained in this Agreement, provided, that such breaches, either individually or in the aggregate (i) is or are (as the case may be) incapable of being cured by PRB prior to the Termination Date, and (ii) in the reasonable judgment of FFI, renders or render any condition precedent contained in Section 9.1 or Section 11.1 incapable of being satisfied prior to the Termination Date.

(g) By written notice from PRB to FFI, if (i) FFI or FFB shall have breached any of its respective representations or warranties or failed to perform any of its respective agreements or covenants contained in this Agreement, provided, that such breaches, either individually or in the aggregate, (i) is or are (as the case may be) incapable of being cured by FFI or FFB prior to the Termination Date, and (ii) renders any condition under Section 9.1 or Section 10.1 above incapable of being satisfied prior to the Termination Date.

(h) By written notice from FFI or PRB to the other on the failure of PRB to have obtained the PRB Shareholder Approval prior to the Termination Date.

Section 12.2 Effect of Termination.

(a) Survival. In the event of any termination of this Agreement in accordance with the provisions of Section 12.1 hereof, this Agreement shall forthwith become void and of no effect, except that the provisions of Section 12.1 and this Section 12.2, the last sentence of each of Section 7.3 and Section 8.1 hereof and the provisions of Article XIII shall survive any such termination of this Agreement. In addition, the Confidentiality Agreement shall survive any termination of this Agreement.

(b) Termination Fee Payable by PRB. PRB shall pay to FFI a termination fee in the amount of Five Hundred Thousand Dollars ($500,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by FFI within three (3) Business Days following:

(i) a termination of this Agreement by FFI pursuant to any of paragraphs (i), (ii), (iii) or (iv) of Subsection 12.1(d) above; or

(ii) a termination of this Agreement by PRB pursuant to Subsection 12.1(e) above.

(c) Exclusivity of Certain Remedies. Except as otherwise provided in Subsection 12.2(d) and Section 13.3 below, if PRB becomes obligated to pay and pays the Termination Fee to FFI in accordance with Subsection 12.2(b) above, such payment shall be the sole and exclusive liability of PRB to FFI and FFB, and the sole remedy of FFI and FFB, for or in respect of any such termination, or the actions, events, occurrences or circumstances giving rise to such termination.

(d) Consequences of an Intentional Breach of this Agreement. Notwithstanding anything to the contrary that may be contained in this Section 12.2 or elsewhere in this Agreement, in the event of a termination of this Agreement in accordance with Section 12.1 hereof, this Agreement shall become void and of no effect, and no Party hereto shall have any liability or further obligation to any other Party hereto, except that (i) no Party hereto shall be relieved or released from any liabilities or damages arising out of its willful or deliberate breach of any provision of this Agreement or fraud, and (ii) PRB shall not be relieved of its obligation to pay the Termination Fee to FFI as and when such Fee becomes payable under this Agreement.

(e) Acknowledgement; Failure to Make Payments Timely. Each of the Parties acknowledges and agrees that (i) the respective covenants and agreements of each Party contained in this Section 12.2 are bargained for and constitute integral parts of this Agreement, and that without such covenants and agreements none of the Parties would have entered into this Agreement, and (ii) payment of the Termination Fee pursuant to Subsection 12.2(b) is not intended to and does not constitute a penalty. If PRB becomes obligated to pay to FFI the Termination Fee, but fails to make such payment in full when due, then PRB shall pay to FFI all costs and expenses (including attorneys’ fees) incurred by FFI or FFB in connection with the collection of such unpaid amounts, together interest on such Termination Fee accrued at a rate of 10% per annum from the date it was required to have been paid pursuant to Subsection 12.2(b) above to the date it is paid in full.

(f) Limitation on Personal Liability of Officers, Directors, etc. Except as may be provided otherwise in the PRB Voting Agreements, in no event and under no circumstance shall any officer, director, shareholder, employee or independent contractor of any Party hereto have any liability whatsoever to any other Party hereto by reason of any termination of this Agreement or the action, events, occurrences or circumstances that caused this Agreement to be terminated.

ARTICLE XIII

General Provisions

Section 13.1 Survival After the Effective Time. None of the representations and warranties in this Agreement or in any schedule, instrument or any other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 13.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates or provides for performance after the Effective Time, each of which covenants or agreements shall survive the consummation of the Merger or termination of this Agreement, as applicable, until such covenant or agreement has been fully and faithfully performed.

Section 13.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by email or facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to FFI or FFB, addressed to it at:	with a copy to:

First Foundation, Inc. 18101 Von Karman Ave., Suite 700 Irvine, CA 92612-0145 Attention: Scott Kavanaugh, President Email: skavanaugh@ff-inc.com Fax: (949) 202-4180	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 Attention: Ben A. Frydman Email: bfrydman@sycr.com Fax: (949) 725-4100

If to PRB, addressed to it at:	with a copy to:

Two Waterfront Plaza 500 Ala Moana Blvd., #2A Honolulu, HI 96813 Attn: Austin Imamura, President Email: .com Fax: (808) -	Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor San Francisco, CA 94118 Attn: David Gershon Email: dgershon@manatt.com Fax: (415) 291-7474

Section 13.3 Fees and Expenses. Subject to any provisions to the contrary that may be contained elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 13.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic (including, without limitation, the consideration that becomes payable or deliverable to the PRB Shareholders on the effectiveness of the Merger) and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in any manner materially adverse to any Party; provided, that for purposes of clarification, any change in the Aggregate Merger Consideration shall be deemed to be “materially adverse.” Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 13.6 Entire Agreement. This Agreement (together with the Exhibits, the PRB Disclosure Schedule and the FFI Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 13.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void.

Section 13.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as specifically set forth herein.

Section 13.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of California without regard to conflict of Law principles thereof (the “Governing Law”). The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state courts in the County of Orange of the

State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

(b) Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 13.9.

Section 13.10 Specific Performance. The Parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding any other provision to the contrary in this Agreement, the Parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity or pursuant to this Agreement.

Section 13.11 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the PRB Shareholders, there may not be, without further approval of such Shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any applicable exchange, requires further approval by such Shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the same obligation, covenant, agreement or condition or any failure to comply with any other obligation, covenant, agreement or condition by the Party whose performance was waived.

Section 13.12 Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by PRB Shareholders, no amendment shall be made except as allowed under Applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 13.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which executed counterparts, and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(Remainder of page intentionally left blank.

Signatures of the Parties follow on next page.)

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIRST FOUNDATION, INC.
a California corporation

By:	/s/ SCOTT KAVANAUGH
Name:	SCOTT KAVANAUGH
Title:	CHIEF EXECUTIVE OFFICER

By:	/s/ JOHN MICHEL
Name:	JOHN MICHEL
Title:	CHIEF FINANCIAL OFFICER

FIRST FOUNDATION BANK
A California State Chartered Banking Corporation

By:	/s/ SCOTT KAVANAUGH
Name:	SCOTT KAVANAUGH
Title:	CHIEF EXECUTIVE OFFICER

By:	/s/ JOHN MICHEL
Name:	JOHN MICHEL
Title:	CHIEF FINANCIAL OFFICER

PACIFIC RIM BANK
A Hawaii State Chartered Banking Corporation

By:	/s/ AUSTIN IMAMURA
Name:	AUSTIN IMAMURA
Title:	CEO

By:	/s/ J. GILL BERGER
Name:	J. GILL BERGER
Title:	CHAIRMAN

[Signature Page of Agreement & Plan of Merger]

EXHIBIT A

FORM OF PRB SHAREHOLDER VOTING AND SUPPORT AGREEMENT

A-1

SHAREHOLDER VOTING AND SUPPORT AGREEMENT

This SHAREHOLDER VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of                  , 2014 by and among First Foundation, Inc., a California corporation (“FFI”), First Foundation Bank, a California state banking corporation and wholly-owned subsidiary of FFI (“FFB”) and the other signatory hereto (“SHAREHOLDER”), who is an owner of shares of common stock of Pacific Rim Bank, a Hawaii state banking corporation (“PRB”).

R E C I T A L S

A. FFI, FFB and PRB propose to enter into an Agreement and Plan of Merger, to be dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for a statutory merger of PRB with and into FFB (the “Merger”) pursuant to which (i) FFB will be surviving corporation (ii) the separate existence of PRB will cease, and (iii) each share of PRB common stock outstanding at the Effective Time (other than Dissenting Shares, if any) will be converted into 0.3950 of a share of FFI common stock, on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms in this Agreement that are not defined herein will have the respective meanings given to them in the Merger Agreement.

B. SHAREHOLDER beneficially owns, as defined in Rule 13d-3 under the Exchange Act (“Rule 13d”), either directly or indirectly, the number of shares of common stock of PRB (the “Common Stock”) set forth on Exhibit A hereto (such shares of Common Stock, the “Covered Shares”).

C. SHAREHOLDER acknowledges that he will be benefiting directly from the entry by FFI and FFB into the Merger Agreement and, therefore, SHAREHOLDER is entering into this Agreement to induce FFI and FFB to enter into the Merger Agreement and as consideration therefor.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the respective covenants of each party to the other contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the parties agree as follows:

1. Representations and Warranties of SHAREHOLDER. SHAREHOLDER hereby covenants, represents and warrants to FFI and FFB as follows:

(a) Ownership of PRB Shares.

(i) SHAREHOLDER is the sole beneficial owner of, and has good, valid and marketable title to, the Covered Shares, free and clear of any and all liabilities, any and all Liens (as defined in the Merger Agreement) and any and all restrictions whatsoever (collectively, “Encumbrances”), except for restrictions on transfer or the Encumbrances arising hereunder.

(ii) SHAREHOLDER has the sole power and right (A) to vote the Covered Shares for or against, and as the holder thereof to approve by written consent, any proposal, action or other matter that is required to be or that may be submitted for a vote or the approval of the PRB shareholders, (B) to demand and exercise dissenters and appraisal rights with respect to the Covered Shares under the Hawaii Business Corporation Act (the “HBCA”), (C) to dispose of the Covered Shares, (D) to issue, in compliance with the provisions of Sections 4, 5, and 6 hereof, instructions with respect to the matters set forth therein, (E) to agree to all of the terms and conditions of this Agreement and to perform SHAREHOLDER’s obligations and duties hereunder without having to obtain the consent or approval of any other Person and with no limitations, qualifications or restrictions on such power and rights, subject only to the terms of this Agreement.

(iii) Except as otherwise provided in Exhibit A hereto, (A) no Person other than SHAREHOLDER has any right, title or interest in or to, and SHAREHOLDER does not share beneficial ownership of any of the Covered Shares with any other Person, and (B) SHAREHOLDER does not share, either directly or indirectly, beneficial ownership of any other Person’s shares of Common Stock or other securities of PRB.

(iv) SHAREHOLDER is not a party to and none of the Covered Shares are subject to any option or other agreement that could result in a change in the beneficial ownership of any of the Covered Shares.

(b) Organization. If SHAREHOLDER is a corporation, limited partnership or limited liability company, SHAREHOLDER is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or was organized.

(c) Authority. SHAREHOLDER has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform SHAREHOLDER’s obligations hereunder and to consummate the transactions contemplated herein. To the extent applicable, the execution, delivery and performance by SHAREHOLDER of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by SHAREHOLDER (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of SHAREHOLDER or any other Person are necessary to authorize the execution and delivery by SHAREHOLDER of this Agreement or his or her consummation of the transactions contemplated hereby.

(d) Binding Obligation. This Agreement has been duly and validly executed and delivered by SHAREHOLDER and, assuming this Agreement is duly executed and delivered by FFI and FFB, this Agreement constitutes a valid and binding obligation of SHAREHOLDER enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(e) No Conflict. Neither the execution and delivery by SHAREHOLDER of, nor the performance of SHAREHOLDER’s obligations under this Agreement will (i) violate or breach, or constitute (with or without notice or lapse of time or both) a violation or default under, or conflict with (A) to the extent applicable, any provisions of the organizational documents of SHAREHOLDER or (B) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which SHAREHOLDER is a party or by which the Covered Shares are bound, or (ii) violate, or require any consent, approval, or the filing or giving of notice under, any judgment, order or decree or any federal, state, local or foreign statute, law, ordinance, rule or regulation, or other legal requirement applicable to SHAREHOLDER or any of the Covered Shares, except, in the case of clause (i) or (ii) of this paragraph, as could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on (A) the ability of SHAREHOLDER to fully perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, or (b) the unrestricted exercise by FFI of the rights and powers provided to it by this Agreement.

(f) No Proxies, etc. Unless otherwise set forth by SHAREHOLDER on Exhibit A hereto, no Person, other than SHAREHOLDER, has any right or power to vote any of the Covered Shares on, or to exercise SHAREHOLDER’s rights, as a shareholder of PRB, to consent to, any proposal, action or other matter submitted for a vote, or for approval by written consent, of PRB’s shareholders, whether under or pursuant to (i) a proxy or power-of-attorney granted or any voting instructions given by

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SHAREHOLDER, (ii) any agreement or understanding (whether written or oral), or (iii) any judgment, decree or order of any court or arbitrator or under community property or any other laws by which SHAREHOLDER is bound or any of the Covered Shares is subject.

(g) Absence of Litigation. As of the date hereof, there is no action, arbitration, claim, proceeding, suit or investigation pending or, to the knowledge of SHAREHOLDER, threatened against SHAREHOLDER before or by any Governmental Authority, except, as could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the ability of SHAREHOLDER to perform fully its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(h) No Broker’s or Finder’s Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or other compensation in connection with the transactions contemplated by this Agreement based upon or pursuant to any arrangements made by or on behalf of SHAREHOLDER.

(i) Acknowledgement. SHAREHOLDER has received and reviewed a copy of the Merger Agreement. SHAREHOLDER understands and acknowledges that FFI and FFB will not enter into the Merger Agreement in the absence of SHAREHOLDER’s execution and delivery of this Agreement and that each of FFI and FFB will be entering into the Merger Agreement in reliance upon SHAREHOLDER’s execution, delivery and performance of this Agreement.

2. Representations and Warranties of FFI and FFB. Each of FFI and FFB hereby, jointly and severally, represents and warrants to SHAREHOLDER as follows:

(a) Organization. Each of FFI and FFB is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of FFI and FFB has all requisite corporate power and authority (i) to execute and deliver this Agreement, (ii) to perform its respective obligations hereunder and (iii) to consummate the transactions contemplated hereby.

(b) Authority; Binding Obligation. Each of FFI and FFB has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and this Agreement has been duly executed and delivered by each of FFI and FFB and constitutes a valid and binding obligation of FFI and FFB enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3. Acquisition of Additional Shares of PRB Common Stock. If, prior to the termination of this Agreement, SHAREHOLDER or any Affiliate of SHAREHOLDER acquires sole or shared beneficial ownership of (including any right to vote) any additional shares of PRB Common Stock or any other equity securities of PRB, then (a) SHAREHOLDER shall give prompt written notice thereof to FFI, which notice shall set forth the nature and the number or amount (as the case may be) of such additional shares or other securities and shall describe the nature of SHAREHOLDER’s beneficial ownership thereof and his or her rights and interests therein, (b) promptly thereafter Exhibit A to this Agreement will be updated and amended to include such additional shares of Common Stock or other securities (“After-Acquired Shares”) together with the information contained in the foregoing notice from SHAREHOLDER, and (c) all such After-Acquired Shares will thereupon become and constitute Covered Shares to which all of SHAREHOLDER’s representations and warranties and obligations and duties under this Agreement shall apply. From and after any acquisition by SHAREHOLDER of beneficial ownership of any After-Acquired Shares, all references to “Covered Shares” in this Agreement shall include and also mean such After-Acquired Shares.

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4. Restrictions on Transfer of Covered Shares and Other Actions.

(a) Prior to the termination of this Agreement, except as otherwise expressly provided to the contrary herein, SHAREHOLDER covenants and agrees that he or she (as the case may be) will not:

(i) grant or permit the existence of any security interest in or other Encumbrance on or with respect to, or sell, transfer, assign, gift, pledge, or otherwise dispose of, any Covered Shares, or any right or interest therein, whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, including by operation of law, other than by death of any person (each such action, a “Transfer”), or consent to any of the foregoing;

(ii) tender any of the Covered Shares into or pursuant to a tender or exchange offer made by any Person (other than FFI), or an issuer or going private tender offer by PRB or any of its Affiliates, to purchase or otherwise acquire any of the outstanding shares of Common Stock or other voting securities of PRB;

(iii) enter into any contract, option or other agreement, arrangement or understanding which could result in any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any Covered Shares or any interest therein;

(iv) except pursuant to Section 5 hereof, grant any proxy or power-of-attorney with respect to, or other right to vote any of the Covered Shares;

(v) deposit any Covered Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Covered Shares; or

(vi) take any other action that would restrict, limit or interfere in any material respect with (A) the performance by SHAREHOLDER of any of his or her obligations or duties hereunder or the consummation of the transactions contemplated herein, or (B) the exercise of any of the rights or powers of FFI under this Agreement.

(b) Notwithstanding the foregoing, the preceding provisions of this Section 4 shall not prohibit a Transfer of Covered Shares by SHAREHOLDER to any member of SHAREHOLDER’s immediate family, or to a trust or foundation established for the benefit of SHAREHOLDER and/or one or more members of SHAREHOLDER’s immediate family or established for charitable purposes, or upon the death of SHAREHOLDER, provided, however, that any Transfer permitted by this Paragraph 4(b) shall be permitted only if, as a condition precedent to such Transfer, the transferee of such Covered Shares agrees in writing with FFI and FFB to be bound by, and to perform all of SHAREHOLDER’S obligations under, and to consummate the transactions contemplated by this Agreement.

(c) Also set forth on Exhibit A hereto is a schedule which identifies each PRB stock certificate registered in the name of SHAREHOLDER or any Affiliate thereof and the number of shares of PRB Common Stock evidenced by each such stock certificate. As further security for the performance of SHAREHOLDER’s obligations and duties under this Agreement, promptly (but in no event later than the thirtieth (30th) day immediately following the date of this Agreement, SHAREHOLDER (i) shall surrender each such stock certificate to PRB in exchange for the issuance by PRB of an identical PRB stock certificate, except that it shall bear the legend set forth in Exhibit B hereto; and (ii) shall, or shall cause PRB or its counsel to, instruct PRB’s transfer agent to place a stop transfer order with respect to all of SHAREHOLDER’s Covered Shares and to set forth, in the stock records of PRB maintained by such transfer agent, a written note that the voting and transfer of the Covered Shares are restricted.

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5. Covenants with respect to the Exercise of Voting Rights. SHAREHOLDER hereby covenants and agrees as follows:

(a) To vote or cause to be voted, and to consent in writing with respect to, all of the Covered Shares”) for and in favor of the approval of (i) the adoption of the Merger Agreement and the principal terms and conditions thereof, (ii) the Merger and its consummation pursuant to the Merger Agreement, and (iii) consummation of any of the other transactions contemplated by the Merger Agreement which requires the approval of PRB’s shareholders under Applicable Law.

(b) To vote against and to withhold SHAREHOLDER’s written consent from any proposal, action or agreement submitted to a vote or for the written consent of PRB’s shareholders which (i) would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of PRB under the Merger Agreement, including any of the covenants contained in Section 7 thereof, or (ii) could reasonably be expected to result in a material delay in or postponement of or otherwise interfere with, impede or prevent the satisfaction of the conditions to or the consummation of the Merger in accordance with the terms of the Merger Agreement or in the termination of the Merger Agreement or the abandonment of the Merger.

(c) Without limiting the generality of the foregoing provisions of this Section 4, to vote against and withhold its consent from each and every one of the following actions (other than the Merger and the transactions contemplated by the Merger Agreement):

(i) any Acquisition Proposal, whether or not such Proposal constitutes a Superior Proposal (as such terms are defined in the Merger Agreement);

(ii) any extraordinary corporate transactions, such as a merger, consolidation or other business combination or any reorganization (as such term is defined in the California Corporations Code) involving PRB (whether or not PRB will be the surviving or continuing entity following the consummation of any such transaction);

(iii) any sale, lease, transfer or disposition, in a single or series of related transactions, of more than twenty percent (20%) of the assets of PRB;

(iv) any change in the members of the board of directors of PRB that would cause a majority of the directors of PRB to be persons other than the directors of PRB on the date hereof;

(v) any material change in the present capitalization of PRB;

(vi) any amendment of PRB’s articles of incorporation or bylaws; and

(vii) any change in the corporate structure or ownership of PRB, or any material change outside of the ordinary course in the business or assets of PRB.

(d) Prior to the termination of the Merger Agreement in accordance with its terms, SHAREHOLDER will not enter into any agreement, arrangement or understanding with any Person (other than FFI) to vote or give instructions in any manner inconsistent with any of the foregoing provisions of this Section 4.

6. Grant of Irrevocable Proxy and Power of Attorney.

(a) In furtherance of and to secure the performance by SHAREHOLDER of his or her covenants and agreements contained herein, SHAREHOLDER hereby irrevocably grants to and appoints

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FFI, and any person or persons that may be designated in writing by FFI (each, a “Designee”), and each of them individually, SHAREHOLDER’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of SHAREHOLDER, (i) to vote all of SHAREHOLDER’s Voting Shares on all matters presented for a vote of PRB’s shareholders, (ii) to exercise all rights of a PRB shareholder to give its written consent or approval to, and to withhold its consent from, any proposal or action for which the consent or approval of PRB’s shareholders may be sought (whether by PRB, any of PRB’s shareholders or any other Person or any group (as that term is used in Section 13(d) of the Exchange Act), and (iii) to execute and deliver a proxy to vote SHAREHOLDER’s Covered Shares, in each case on or with respect to the matters specified in Section 4 of this Agreement. It is expressly agreed by SHAREHOLDER that if FFI, as SHAREHOLDER’s proxy and attorney-in-fact, or its Designee (as the case may be), votes on or consents to any proposal, action or other matter presented for a vote or the approval or consent of PRB’s shareholders, such vote, consent or approval of FFI or its Designee will supersede and constitute a revocation of any vote whenever cast or consents whenever given by SHAREHOLDER on or with respect to such proposal, action or other matter.

(b) SHAREHOLDER hereby represents and warrants to FFI that any proxies heretofore given by it in respect of or with respect to the Covered Shares, including those set forth in Exhibit A hereto (if any), are revocable and that any and all such proxies are hereby revoked. SHAREHOLDER hereby agrees to communicate in writing notice of revocation of such proxies to the holders thereof not later than three (3) days after the date hereof and SHAREHOLDER agrees to provide to FFI a copy of each such notice of revocation and evidence of the receipt thereof by the holder of such proxy.

(c) SHAREHOLDER hereby represents and warrants that the proxy granted to FFI pursuant to Section 5(a) above (the “Proxy”) is intended by SHAREHOLDER to be and shall, in accordance with the applicable provisions of Section 414-143 of the HBCA, be irrevocable at all times prior to the termination of this Agreement in accordance with the terms hereof, because the Proxy is given in connection with, and as consideration for, the execution and delivery by FFI and FFB of the Merger Agreement, and to secure the performance by SHAREHOLDER of his or her duties under this Agreement. SHAREHOLDER hereby affirms and agrees that such Proxy is coupled with an interest sufficient in law to support and to be and constitutes an irrevocable power and the Proxy may not, under any circumstances, be revoked by or on behalf of SHAREHOLDER. SHAREHOLDER further represents, warrants and agrees that the Proxy and power of attorney granted under Section 5(a) above shall survive, and continue in full force and effect following, the incapacity or death of SHAREHOLDER and shall be binding on SHAREHOLDER’s successors, representatives, executers and heirs. SHAREHOLDER hereby ratifies and confirms all that FFI and any Designee thereof may lawfully do or cause to be done under and by virtue of the Proxy and power of attorney granted by SHAREHOLDER under Section 5(a) above.

(d) SHAREHOLDER hereby covenants and agrees that he or she (as the case may be) shall not, and shall cause each of SHAREHOLDER’s Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any shares of Common Stock, or options, warrants or any other securities of PRB for the purpose of soliciting proxies to vote or written consents against, or otherwise opposing the approval by PRB’s shareholders of the Merger Agreement and the Merger and the other transactions contemplated thereby, or for the purpose of supporting or approving an Acquisition Proposal made by any Person (other than FFI or FFB). It is hereby acknowledged that this covenant shall apply to SHAREHOLDER solely in his or her capacity as a shareholder of PRB, and not in his or her capacity as a director or officer of PRB; provided, however, that this acknowledgement shall not affect, and shall not relieve PRB of, any of PRB’s duties or obligations under the Merger Agreement, including its duties and obligations under Section 7.4 of the Merger Agreement, or the consequences to PRB under the Merger Agreement of any acts or omissions to act of any of its directors or officers, acting in their capacities as such, that would cause PRB to be in breach of any of those duties or obligations.

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7. Non-Solicitation. SHAREHOLDER shall not, and shall not authorize or permit its Affiliates or Representatives to, directly or indirectly (a) solicit, initiate, or knowingly encourage the submission of, any Acquisition Proposal, (b) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal, (c) enter into any agreement, agreement-in-principle or letter of intent in connection with any Acquisition Proposal, (d) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (e) make any statement or proposal which, if made by PRB, would constitute a PRB Change in Recommendation (as defined in the Merger Agreement). It is hereby acknowledged that the foregoing covenants in this Section 7 shall apply to SHAREHOLDER solely in his or her capacity as a shareholder of PRB, and not in his or her capacity as a director or officer of PRB; provided, however, that this acknowledgement shall not affect, and shall not relieve PRB of, any of PRB’s duties or obligations under the Merger Agreement, including its duties and obligations under Section 7.4 of the Merger Agreement, or the consequences to PRB under the Merger Agreement of any acts or omissions to act of any of its directors or officers, acting in their capacities as such, that would cause PRB to be in breach of any of those duties or obligations.

8. Changes to Shares of PRB Common Stock. In the event of a stock dividend or distribution, or any change in shares of Common Stock by reason of any stock dividend, distribution, stock split, split-up, recapitalization, combination, exchange or similar transaction, the phrases “shares of Common Stock” and “Covered Shares” shall be deemed to refer to and include the shares of PRB Common Stock and all such stock dividends and distributions and any securities into which or for which any or all of the shares of PRB Common Stock may be changed or exchanged or which are received in such transaction.

9. No Inconsistent Arrangements. SHAREHOLDER agrees, while this Agreement is in effect, (a) not to take, agree or commit to take, any action that would reasonably be expected to make any representation or warranty of SHAREHOLDER contained in this Agreement inaccurate in any material respect as of any time during the term of this Agreement and (b) to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

10. Further Assurances. SHAREHOLDER shall, upon request of FFI or FFB, execute and deliver any additional documents and take such further actions as may reasonably be deemed by FFI or FFB to be necessary or desirable to better evidence or to carry out the provisions of this Agreement.

11. Disclosure. Each SHAREHOLDER shall permit FFI and FFB to publish and disclose in all documents and schedules that may be filed with any Governmental Entity to the extent required under Applicable Law, SHAREHOLDER’s identity and ownership of shares of Common Stock and any other securities of PRB and the nature of SHAREHOLDER’s commitments, arrangements and understandings under this Agreement.

12. Termination. This Agreement and all rights and obligations of the parties hereunder shall terminate on the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, or (c) the mutual written agreement of the parties to terminate this Agreement. Termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination. Sections 14, 16 and 17 hereof shall survive any termination of this Agreement.

13. Waiver of Appraisal and Dissenter’s Rights. SHAREHOLDER waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights with respect to the Merger or other transactions contemplated by the Merger Agreement that SHAREHOLDER may have with respect to SHAREHOLDER’s Covered Shares, whether pursuant to Applicable Law or pursuant to any agreement to which SHAREHOLDER is a party or to which any of the Covered Shares are subject.

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14. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

15. Shareholder Capacity. It is understood and agreed that SHAREHOLDER is entering into this Agreement solely in SHAREHOLDER’s capacity as a shareholder of PRB and not in his or her capacity as a director or officer of PRB. Nothing herein shall be construed as preventing or limiting SHAREHOLDER from taking (or omitting to take) any action in his or her capacity as a director or officer of PRB or otherwise fulfilling the obligations of such office, provided, however, that nothing in this Section 15 is intended to, nor shall, modify any of the respective rights or obligations under the Merger Agreement of any of the parties thereto.

16. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

17. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (ii) if delivered personally, on the date of delivery, (ii) sent by reputable overnight courier, charges prepaid, one business day after being delivered to the courier servicer, (iii) if by certified mail (return receipt requested), three (3) days after being deposited, postage prepaid, in the United States mail, (iv) if sent by facsimile, upon confirmation of receipt, or (v) if sent by e-mail transmission, upon electronic or other evidence of receipt, in each case to the parties at their respective addresses set forth on Exhibit C to this Agreement or at such other addresses as shall be specified by the parties by written notice given in the manner set forth above in this Paragraph 17(a).

(b) Rules of Construction; Headings. This Agreement is the result of arms’-length negotiations between SHAREHOLDER, on the one hand, and FFI and FFB, on the other hand, and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party because such party or its legal counsel was the draftsman of that provision or any portion thereof. Unless the context in which such terms are used clearly and unambiguously indicates otherwise, (i) the term “or” shall not be exclusive, (ii) the term “including” shall not be limiting, but shall mean either “including but not limited to” or “including without limitation” and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not to the specific section, subsection, paragraph or clause where such terms may appear. Words used herein, regardless of the gender specifically used, shall be deemed and construed to include any other gender, as the context indicates is appropriate. The headings contained in this Agreement are for purposes of reference only and shall not affect in any way the meaning or interpretation of any of the provisions of this Agreement.

(c) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

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(d) Governing Law.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii regardless of the laws that might otherwise govern under applicable conflict of laws rules or principles.

(ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Federal court of the United States of America, sitting in Hawaii, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto. Each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Federal court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 17(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(iii) Each of the parties hereto agrees that a final judgment in any such action or proceeding brought in accordance with the provisions of this Section 17(d) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(iv) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) Attorney’s Fees. The prevailing party in any litigation or arbitration proceeding (a “Proceeding”) relating to the interpretation or enforcement of this Agreement may recover all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of the Proceeding (whether or not the Proceeding results in a judgment).

(f) Advice of Counsel. SHAREHOLDER ACKNOWLEDGES THAT SHAREHOLDER HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND HAS HAD THE OPPORTUNITY, PRIOR TO EXECUTING THIS AGREEMENT, TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL WITH RESPECT THERETO.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that FFI and FFB may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly owned subsidiaries of FFI. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

(h) Waivers and Amendments. To be effective and binding, a waiver by a party of any of its rights, or of any of the obligations or duties of another party hereto under this Agreement or of any

9

breach or default thereof must be set forth in a written instrument executed by the party purported to have given such waiver. No such signed written waiver shall, however, be deemed a waiver of any subsequent breach of the same or similar nature, and no delay by a party in exercising any of its rights or remedies, whether under this Agreement or pursuant to Applicable Law, shall constitute a waiver thereof. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by all of the parties hereto.

(i) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be so broad as to be unenforceable, the parties will endeavor to modify that provision in a manner that will enable it to be enforced. Nevertheless, any term or provision of this Agreement which is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction.

(j) Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FIRST FOUNDATION, INC. a California corporation

By:
Name:
Title:

FIRST FOUNDATION BANK. a California corporation

By:
Name:
Title:

SHAREHOLDER:

(Signature)

Name:
(Please Print)

SHAREHOLDER’S SPOUSE*:

(Signature)

Name:
(Please Print)

*	If required by Applicable Law

S-1

EXHIBIT A

THE COVERED SHARES

1. Set forth below is information regarding the number of shares of PRB Common Stock that are beneficially owned by SHAREHOLDER and the nature of that beneficial ownership:

Number of Covered Shares Owned by SHARHOLDER(1)

Nature of Beneficial Ownership of the Covered Shares:
Number of Covered Shares with Sole Voting Power

Number of Covered Shares with Shared Voting Power

Number of Covered Shares with Sole Dispositive Power

Number of Covered Shares with Shared Dispositive Power

(1)	Include any shares of PRB Common Stock owned by spouse or any family members who share the same household with SHAREHOLDER, any trust of which SHAREHOLDER is a trustee or in which SHAREHOLDER has a beneficial interest of 10% or more and any entity in which SHAREHOLDER owns an equity interest of 10% or more or of which he/she is an executive officer. If there are any such shares, provide the information required by Paragraph 2 below.

2.	Set forth below is information regarding the identities of any Persons who share beneficial ownership of any of the Covered Shares with SHAREHOLDER and any Persons who may hold proxies with respect to any of the Covered Shares and a description of the rights and powers which any such Person may have to vote or to sell, convey, encumber, transfer or otherwise dispose of any such Shares.

[Note:	If SHAREHOLDER does not share with any other Person the right to vote or to sell, transfer or otherwise dispose of any of the Covered Shares, please write “N/A” below.]

3.	List of Stock Certificates Evidencing Covered Shares:

Stock Certificate No.	Number of Shares	Name of Registered Holder

Total

Signature of Shareholder

A-1

EXHIBIT B

LEGEND TO BE ENDORSED ON STOCK CERTIFICATES

Set forth below is the legend which shall be endorsed on the stock certificates evidencing the Covered Shares:

THE TRANSFERABILITY AND RIGHT TO VOTE THE SHARES EVIDENCED BY THIS CERTIFICATE ARE RESTRICTED BY A SHAREHOLDER VOTING AND SUPPORT AGREEMENT DATED AS OF NOVEMBER      2014 (“AGREEMENT”), A COPY OF WHICH IS AVAILABLE ON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER OF THE SHARES. ANY SALE OR OTHER TRANSFER OF ANY OF THE SHARES NOT IN STRICT COMPLIANCE WITH THE AGREEMENT WILL BE INEFFECTIVE TO TRANSFER OR CONVEY ANY RIGHT, TITLE OR INTEREST OF ANY KIND OR NATURE IN OR TO THE SHARES AND THE RIGHT TO VOTE ANY SUCH SHARES THAT MAY BE TRANSFERRED IN COMPLIANCE WITH THAT AGREEMENT WILL CONTINUE TO BE RESTRICTED AS PROVIDED IN THE AGREEMENT.

B-1

EXHIBIT C

ADDRESSES OF THE PARTIES FOR PURPOSES OF NOTICES

Set forth below are the addresses of the parties to which notices and other written communications are to be sent in the manner provided in Section 17(a) of this Agreement:

If to SHAREHOLDER: at:	with a copy to:

, 9	, 9
Email: .com	Attn:
Fax: ( ) -	Email: .com
Fax: ( ) -

If to FFI or FFB, at:	with a copy to:

First Foundation, Inc. 18101 Von Karman Ave., Suite 700 Irvine, CA 92612-0145 Attention: Scott Kavanaugh, President Email: skavanaugh@ff-inc.com Fax: (949) 202-4180	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 Attention: Ben A. Frydman Email: bfrydman@sycr.com Fax: (949) 725-4100

C-1